Filed Pursuant to Rule 424(b)(5)
Registration No. 333-183729

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Guarantees by Whiting Petroleum Corporation of debt securities issued by Kodiak Oil & Gas Corp.(1)	$ 1,550,000,000	$ 180,110

(1)         This registration statement relates to the offer by Whiting Petroleum Corporation to fully and unconditionally guarantee certain outstanding debt securities of Kodiak Oil & Gas Corp. in return for the consent of the holders of the debt securities to amendments to the indentures under which the debt securities were issued.

(2)         The registration fee has been calculated in accordance with Rule 457 of the Securities Act of 1933, as amended. For purposes of this calculation, the maximum aggregate offering price, which is estimated solely for the purposes of calculating the registration fee, is the aggregate book value of the Kodiak Oil & Gas Corp. debt securities that would be amended and receive the guarantees registered hereby, which is $1,550,000,000.

Consent Solicitation Statement/Prospectus Supplement

(To Prospectus dated July 11, 2014)

Consent Solicitations and Offers to Guarantee

by Whiting Petroleum Corporation

for the following series of debt securities

Issuer	Debt Security Description	CUSIP No.	Aggregate Principal Amount
Kodiak Oil & Gas Corp	8.125% Senior Notes Due 2019 (the “2019 Notes”)	50015Q AB6	$800,000,000
Kodiak Oil & Gas Corp	5.500% Senior Notes Due 2021 (the “2021 Notes”)	50015Q AF7	$350,000,000
Kodiak Oil & Gas Corp	5.500% Senior Notes Due 2022 (the “2022 Notes”)	50015Q AH3	$400,000,000

The expiration time for the Consent Solicitations and Offers to Guarantee (as defined herein) is 5:00 p.m., New York City time, on October 17, 2014, unless extended (such time and date, as it may be extended, the “Expiration Time”). Consents may be revoked at any time prior to the earlier of (i) the Expiration Time, and (ii) the time at which the Required Consents (as defined herein) have been received (the “Revocation Deadline”). Any notice of revocation received after the Revocation Deadline will not be effective.

Pursuant to the Arrangement Agreement, dated as of July 13, 2014 (the “Arrangement Agreement”), among Whiting Petroleum Corporation (“Whiting”), 1007695 B.C. Ltd., a wholly-owned subsidiary of Whiting (“Whiting Canadian Sub”), and Kodiak Oil & Gas Corp. (“Kodiak”), subject to the satisfaction of the conditions stated therein, Whiting Canadian Sub will acquire all of the outstanding common shares of Kodiak, and Whiting Canadian Sub and Kodiak will amalgamate with Kodiak surviving as a wholly-owned subsidiary of Whiting (the “Arrangement”). The Arrangement is expected to be completed shortly after the Whiting and Kodiak shareholder meetings, which are expected to be held in the fourth quarter of 2014.

In connection with the transactions contemplated by the Arrangement Agreement, Whiting is soliciting the consent of the holders of the 2019 Notes, 2021 Notes and 2022 Notes (collectively, the “Kodiak Notes”) to certain proposed amendments to each of the indentures, dated November 23, 2011, January 15, 2013 and July 26, 2013, respectively, each among Kodiak, the Kodiak Guarantors (as defined herein), U.S. Bank National Association, as trustee (the “Trustee”), and Computershare Trust Company of Canada, as Canadian trustee (the “Canadian Trustee”), as amended (collectively, the “Indentures”). In connection with the consent solicitation, Whiting is offering to (i) issue an unconditional and irrevocable guarantee (the “Whiting Guarantee”) of the prompt payment, when due, of any amount owed to the holders of the Kodiak Notes under the Kodiak Notes and the Indentures and any other amounts due pursuant to the Indentures and (ii) make a payment equal to $2.50 for each $1,000 principal amount of Kodiak Notes (the “Consent Payment”) to the holders (as defined below) of Kodiak Notes who provide valid and unrevoked consents prior to the Expiration Time (the “Consent Solicitations and Offers to Guarantee”), upon the terms and subject to the conditions set forth in this Consent Solicitation Statement/Prospectus Supplement (the “Consent Solicitation Statement/Prospectus Supplement”) and the related letter of consent (the “Letter of Consent”). The Whiting Guarantee will be an unsecured unsubordinated obligation of Whiting and will rank pari passu with Whiting’s other general unsecured obligations.

In order to adopt the proposed amendments to each Indenture, consents must be received from holders at 5:00 p.m., New York City time, on October 3, 2014 (the “Record Date”) of the Kodiak Notes in respect of at least a majority in aggregate principal amount of Kodiak Notes outstanding under such Indenture (the “Required

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The Solicitation Agent for the Consent Solicitations and Offers to Guarantee is

J.P. Morgan

The date of this Consent Solicitation Statement/Prospectus Supplement is October 6, 2014

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Consents”). References herein to “holders” are to holders of the Kodiak Notes on the Record Date and persons with proxies therefrom (including DTC Participants (as defined below)). Promptly upon receipt of the Required Consents for each Indenture, Whiting, Kodiak, the Kodiak Guarantors, the Trustee and the Canadian Trustee will execute a supplemental indenture to such Indenture (each a “Supplemental Indenture” and collectively, the “Supplemental Indentures”) that will include the proposed amendments to such Indenture (each Indenture, as supplemented by the applicable Supplemental Indenture, an “Amended Indenture” and collectively, the “Amended Indentures”) and the Whiting Guarantee. The Supplemental Indentures will become effective upon their execution and delivery, but the proposed amendments will not become operative and the Whiting Guarantee will not be issued until the completion of the Arrangement. Assuming the Required Consents are obtained, the Consent Payment will be made as soon as practicable following the completion of the Arrangement.

If the Required Consents are obtained with respect to each of the Indentures, the Arrangement is completed and the Supplemental Indentures are executed and delivered, all holders of the Kodiak Notes will be bound by the Amended Indentures and all holders of the Kodiak Notes will receive the Whiting Guarantee, even if they have not consented to the proposed amendments. However, holders who have not provided valid and unrevoked consents prior to the Expiration Time will not be entitled to receive any Consent Payment. If the Required Consents are not obtained with respect to an Indenture, the Whiting Guarantee will not be provided to the holders of the Kodiak Notes issued under such Indenture and no Consent Payment will be made by Whiting in respect of such Kodiak Notes. Obtaining the Required Consents and execution and delivery of the Supplemental Indentures are not conditions to the completion of the Arrangement.

Neither the Kodiak Notes nor the Whiting Guarantee are or will be listed on any securities exchange. For a discussion of factors you should consider before you decide whether to consent, see “Risk Factors” on page S-8 of this Consent Solicitation Statement/Prospectus Supplement and “Risk Factors” in Whiting’s Annual Report on Form 10-K for the year ended December 31, 2013, Whiting’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, Kodiak’s Annual Report on Form 10-K for the year ended December 31, 2013 and Kodiak’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014.

None of Whiting, Kodiak, the Kodiak Guarantors, the Solicitation Agent (as defined herein), the Information Agent (as defined herein), the Tabulation Agent (as defined herein), the Trustee or the Canadian Trustee or any of their affiliates makes any recommendation as to whether or not the holders of the Kodiak Notes should consent to the adoption of the proposed amendments to each Indenture. Holders must make their own decisions as to whether to deliver consents.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any other securities regulator has approved or disapproved these securities, or determined if this Consent Solicitation Statement/Prospectus Supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained or incorporated by reference in this Consent Solicitation Statement/Prospectus Supplement and the accompanying Base Prospectus (as defined herein). No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Consent Solicitation Statement/Prospectus Supplement or the accompanying Base Prospectus. If anyone provides you with different or inconsistent information, you should not rely on it.

This Consent Solicitation Statement/Prospectus Supplement and the accompanying Base Prospectus are not an offer to sell or solicitation of an offer to buy any securities in any jurisdiction where such offer is unlawful. None of the delivery of this Consent Solicitation Statement/Prospectus Supplement or the accompanying Base Prospectus, the issuance of the Whiting Guarantee, or the making of the Consent Payment under these documents, will, under any circumstances, create any implication that there has been no change in the affairs of Whiting or Kodiak since the date of this Consent Solicitation Statement/Prospectus Supplement or

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the accompanying Base Prospectus or that the information contained or incorporated by reference is correct as of any time subsequent to the date of such information. The business, financial condition, results of operation and prospects of Whiting and/or Kodiak may have changed since those dates.

The terms of the Whiting Guarantee are fully set forth in this Consent Solicitation Statement/Prospectus Supplement. The Whiting Guarantee is a guarantee of a debt security as described in the Prospectus, dated July 11, 2014, filed with the SEC by Whiting on July 11, 2014 (the “Base Prospectus”). The Whiting Guarantee will be issued under the terms of the Supplemental Indentures. If information in this Consent Solicitation Statement/Prospectus Supplement is inconsistent with that in the Base Prospectus, then the information set forth in, and incorporated by reference into, this Consent Solicitation Statement/Prospectus Supplement shall supersede that which is set forth in the Base Prospectus.

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FORWARD-LOOKING STATEMENTS

This Consent Solicitation Statement/Prospectus Supplement, the Base Prospectus and the documents incorporated by reference herein contain statements that Whiting and Kodiak believe to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than historical facts, including, without limitation, statements regarding Whiting’s and Kodiak’s future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements. Whiting and Kodiak caution that these statements and any other forward-looking statements in this Consent Solicitation Statement/Prospectus Supplement, the Base Prospectus and the documents incorporated by reference herein only reflect Whiting’s or Kodiak’s, as applicable, expectations and do not guarantee performance. When used in this Consent Solicitation Statement/Prospectus Supplement, the Base Prospectus and the documents incorporated by reference herein, words such as “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. These risks and uncertainties include, but are not limited to:

•	the ability to obtain shareholder and court approvals of the Arrangement;
•	the ability to complete the Arrangement on anticipated terms and timetable;
•	Whiting’s and Kodiak’s ability to integrate successfully after the Arrangement and achieve anticipated benefits from the Arrangement;
•	the possibility that various closing conditions for the Arrangement may not be satisfied or waived;
•	risks relating to any unforeseen liabilities of Whiting or Kodiak;
•	declines in oil, natural gas liquids (“NGL”) or natural gas prices;
•	the level of success in exploration, development and production activities;
•	adverse weather conditions that may negatively impact development or production activities;
•	the timing of exploration and development expenditures;
•	the ability to obtain sufficient quantities of carbon dioxide (“CO2”) necessary to carry out enhanced oil recovery projects;
•	inaccuracies of reserve estimates or assumptions underlying them;
•	revisions to reserve estimates as a result of changes in commodity prices;
•	impacts to financial statements as a result of impairment write-downs;
•	risks related to the level of indebtedness and periodic redeterminations of the borrowing base under Whiting’s amended credit agreement;
•	ability to generate sufficient cash flows from operations to meet the internally funded portion of Whiting’s and Kodiak’s capital expenditures budgets;
•	ability to obtain external capital to finance exploration and development operations and acquisitions;
•	federal and state initiatives relating to the regulation of hydraulic fracturing;
•	the ability to successfully complete potential asset dispositions and the risks related thereto;
•	the impacts of hedging on results of operations;
•	failure of properties to yield oil or gas in commercially viable quantities;
•	availability of, and risks associated with, transport of oil and gas;
•	shortages of or delays in obtaining qualified personnel or equipment, including drilling rigs and completion services;
•	uninsured or underinsured losses resulting from oil and gas operations;
•	inability to access oil and gas markets due to market conditions or operational impediments;
•	the impact and costs of compliance with laws and regulations governing oil and gas operations;
•	ability to replace oil and natural gas reserves;
•	any loss of senior management or technical personnel;
•	competition in the oil and gas industry; and

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•	other risks described under “Risk Factors” on page S-8 of this Consent Solicitation Statement/Prospectus Supplement, in Whiting’s Annual Report on Form 10-K for the year ended December 31, 2013, Whiting’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, Kodiak’s Annual Report on Form 10-K for the year ended December 31, 2013 and Kodiak’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014.

Whiting and Kodiak assume no obligation, and disclaim any duty, to update the forward-looking statements in this Consent Solicitation Statement/Prospectus Supplement, the Base Prospectus or the documents incorporated by reference herein except as may otherwise be required by law. Whiting and Kodiak urge you to carefully review and consider the disclosures made in this Consent Solicitation Statement/Prospectus Supplement, the Base Prospectus and Whiting’s and Kodiak’s reports filed with the SEC and incorporated by reference herein that attempt to advise interested parties of the risks and factors that may affect Whiting’s business.

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IMPORTANT DATES

Holders of Kodiak Notes should take note of the following important dates in connection with the Consent Solicitations and Offers to Guarantee:

Date	Calendar Date	Event

Record Date	5:00 p.m., New York City time, on October 3, 2014.	The record date for determining the holders of Kodiak Notes entitled to deliver consents and receive the Consent Payment.

Revocation Deadline	Earlier of (i) the Expiration Time and (ii) the time at which the Required Consents have been received.

The deadline for holders of Kodiak Notes to validly revoke consents. Consents delivered after the Revocation Deadline may not be withdrawn. In the event that the Revocation Deadline is triggered by the receipt of the Required Consents, Whiting will promptly issue a press release announcing the occurrence of the Revocation Deadline.

If consents are validly revoked, the revoking holder will no longer be eligible to receive the Consent Payment in respect of such revoked consents (unless the holder validly re-delivers the consent prior to the Expiration Time).

Expiration Time	5:00 p.m., New York City time, on October 17, 2014, unless extended by Whiting in its sole discretion.	The last day and time for holders of Kodiak Notes to deliver consents to be eligible to receive the Consent Payment.

Guarantee Date	Assuming receipt of the Required Consents, the date that the Arrangement is completed.	The date upon which the Whiting Guarantee will become operative.

Payment Date	Assuming receipt of the Required Consents, as soon as practicable after the completion of the Arrangement.	The date when payment of the Consent Payment will be made by Whiting. Payment will be made by Whiting by the delivery of the aggregate amount of Consent Payment due to or at the direction of the Tabulation Agent for distribution to the holders entitled thereto.

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QUESTIONS AND ANSWERS ABOUT THE CONSENT SOLICITATIONS AND OFFERS TO GUARANTEE

Q:	Why is Whiting making the Consent Solicitations and Offers to Guarantee?

A:	Whiting is soliciting consents to amend the Indentures to facilitate the integration of Kodiak and its subsidiaries with Whiting’s existing business and debt capital structure, to more efficiently operate Whiting’s and Kodiak’s combined businesses once the Arrangement is completed and to reflect Whiting becoming a parent guarantor of the Kodiak Notes. The proposed amendments will, among other matters, modify certain covenants in the Indentures so they apply to Whiting and Kodiak on a consolidated basis collectively instead of just to Kodiak and its restricted subsidiaries, modify the restrictions on transactions with affiliates of Kodiak and provide for financial reports to be supplied by Whiting as parent guarantor in lieu of Kodiak financial reports.

Q:	Who is eligible to consent?

A:

Kodiak has established 5:00 p.m., New York City time, on October 3, 2014 as the Record Date for determining the persons eligible to deliver consents in connection with the Consent Solicitations and Offers to Guarantee. Only holders as of the Record Date will be eligible to deliver consents with respect to the adoption of the proposed amendments and, upon the terms and subject to the conditions set forth in this Consent Solicitation Statement/Prospectus Supplement, receive the Consent Payment.

All of the Kodiak Notes are presently held through The Depository Trust Company (“DTC”). DTC participants (the “DTC Participants”) that hold the Kodiak Notes on behalf of beneficial owners of the Kodiak Notes through DTC as of the Record Date are authorized to consent to the proposed amendments as if they were holders of the Kodiak Notes. Accordingly, for purposes of the Consent Solicitations and Offers to Guarantee, the term “holder” refers to holders of the Kodiak Notes on the Record Date and persons with proxies therefrom (including DTC Participants).

Beneficial owners whose Kodiak Notes are held through a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to deliver consents with respect to such Kodiak Notes and instruct the nominee to deliver consents on the beneficial owner’s behalf.

Q:	What will I receive if I consent and the Required Consents are obtained?

A:	You will be entitled to receive the Consent Payment of $2.50 per $1,000 principal amount of Kodiak Notes for which you deliver a valid consent prior to the Expiration Time which is not properly revoked prior to the Revocation Deadline. Assuming receipt of the Required Consents, the Consent Payment will be paid as soon as practicable following the completion of the Arrangement. In addition, upon the completion of the Arrangement, Whiting will issue an unconditional and irrevocable guarantee of the prompt payment, when due, of any amount owed to holders of the Kodiak Notes under the Kodiak Notes and each Indenture and any other amounts due pursuant to such Indenture.

Q:	What are the consequences if the Required Consents are not obtained?

A:	If the Required Consents are not obtained with respect to an Indenture, no holders of Kodiak Notes issued under such Indenture will be eligible to receive the Consent Payment and the Whiting Guarantee will not be provided in respect of such Kodiak Notes and such Indenture will remain unchanged. Obtaining the Required Consents and execution and delivery of the Supplemental Indentures are not conditions to the completion of the Arrangement.

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Q:	What are the consequences if the Required Consents are obtained, but I do not consent?

A:	If the Required Consents are obtained, then the Indentures will be modified as described in this Consent Solicitation Statement/Prospectus Supplement and the Whiting Guarantee will be provided for all the Kodiak Notes and all holders of Kodiak Notes will be bound by the Amended Indentures, regardless of whether such holders delivered consents to the proposed amendments. However, holders who did not consent will not be eligible to receive the Consent Payment.

Q:	How do I consent?

A:	To consent, you must validly complete, execute and deliver a Letter of Consent to the Tabulation Agent or cause the Letter of Consent to be delivered to the Tabulation Agent. See “Consent Procedures — Procedures for Delivering Consents.”

Q:	What is the deadline to deliver consents?

A:	The deadline to deliver consents is 5:00 P.M., New York City time, on October 17, 2014, unless extended by Whiting in its sole discretion.

Q:	What is the vote needed for the proposed amendments to be adopted?

A:	The receipt of consents representing at least a majority (greater than 50%) in aggregate principal amount of Kodiak Notes outstanding under each Indenture is necessary to adopt the proposed amendments to such Indenture.

Q:	Is any recommendation being made with respect to the Consent Solicitations and Offers to Guarantee?

A:	None of Whiting, Kodiak, the Kodiak Guarantors, the Solicitation Agent, the Information Agent, the Tabulation Agent, the Trustee or the Canadian Trustee or any of their affiliates makes any recommendation as to whether or not the holders of the Kodiak Notes should consent to the adoption of the proposed amendments . Holders must make their own decisions as to whether to deliver consents to each Indenture.

Q	To whom should I direct any questions?

A:	Questions concerning the terms of the Consent Solicitations and Offers to Guarantee should be directed to J.P. Morgan Securities LLC, the Solicitation Agent for the Consent Solicitations and Offers to Guarantee, by calling toll-free at (800) 245-8812 or collect at (212) 270-1200. Questions concerning consent procedures and requests for additional copies of this Consent Solicitation Statement/Prospectus Supplement should be directed to Global Bondholder Services Corporation, the Information Agent and the Tabulation Agent for the Consent Solicitations and Offers to Guarantee, by calling toll-free at (866) 470-3800.

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SUMMARY

The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the information appearing elsewhere in this Consent Solicitation Statement/Prospectus Supplement, the Base Prospectus and the documents incorporated by reference herein. Each undefined capitalized term used in this Summary has the meaning set forth elsewhere in this Consent Solicitation Statement/Prospectus Supplement.

Whiting

Whiting is an independent oil and gas company engaged in exploration, development, acquisition and production activities primarily in the Rocky Mountains and Permian Basin regions of the United States. Whiting’s largest projects are in the Bakken and Three Forks plays in North Dakota, the Niobrara play in northeast Colorado and its Enhanced Oil Recovery field in Texas. Since Whiting’s inception in 1980, it has built a strong asset base and achieved steady growth through property acquisitions, development and exploration activities. Whiting believes the combination of acquisitions, subsequent development and organic drilling provides it with a broad set of growth alternatives and allows it to direct its capital resources to what Whiting believes to be the most advantageous investments.

As of December 31, 2013, Whiting’s estimated proved reserves totaled 438.5 million barrels of oil equivalent (“MMBOE”). Whiting’s second quarter 2014 average daily production was 109.8 thousand barrels of oil equivalent per day (“MBOE/d”). For the six months ended June 30, 2014 and the year ended December 31, 2013, Whiting had total revenues of approximately $1.6 billion and $2.8 billion, respectively, and net income available to common shareholders of approximately $260.5 million and $365.5 million, respectively.

Whiting’s principal offices are located at 1700 Broadway, Suite 2300, Denver, Colorado 80290, and its telephone number is (303) 837-1661. Whiting common stock is listed on the New York Stock Exchange (“NYSE”), trading under the symbol “WLL.”

Kodiak

Kodiak is an independent energy company focused on the exploration, exploitation, acquisition and production of crude oil and natural gas in the United States. Kodiak has developed an oil and natural gas asset base of proved reserves, as well as a portfolio of development and exploratory drilling opportunities within a high-potential resource play. Kodiak’s oil and natural gas reserves and operations are concentrated in the Williston Basin of North Dakota.

As of December 31, 2013, Kodiak’s estimated proved reserves totaled 167.3 MMBOE. Kodiak’s second quarter 2014 average daily production was 38.3 MBOE/d. For the six months ended June 30, 2014 and the year ended December 31, 2013, Kodiak had total revenues of approximately $557.1 million and $904.6 million, respectively, and net income of approximately $50.3 million and $141.4 million, respectively.

Kodiak’s principal offices are located at 1625 Broadway, Suite 250, Denver, Colorado 80202, and its telephone number is (303) 592-8075. Kodiak common stock is listed on the NYSE, trading under the symbol “KOG.”

The Arrangement

On July 13, 2014, Whiting, Whiting Canadian Sub and Kodiak entered into the Arrangement Agreement, which provides that, subject to the terms and conditions of the Arrangement Agreement and in accordance with the approval by the Supreme Court of British Columbia, Canada, Whiting Canadian Sub will acquire all of the outstanding shares of Kodiak and amalgamate with Kodiak to form one corporate entity with Kodiak surviving the amalgamation as a direct, wholly-owned subsidiary of Whiting. The Arrangement Agreement also provides that prior to the completion of the Arrangement, Kodiak will continue from the Yukon Territory to the Province of British Columbia, assuming it is approved by Kodiak shareholders. The Arrangement is expected to be completed shortly after the Whiting and Kodiak shareholder meetings, which are expected to be held in the fourth quarter of 2014. Obtaining the Required Consents and execution and delivery of the Supplemental Indentures are not conditions to the completion of the Arrangement.

Amended Whiting Credit Agreement

On August 27, 2014, Whiting Oil and Gas Corporation, a wholly-owned subsidiary of Whiting (“Whiting U.S. Sub”), entered into an amended and restated senior secured credit agreement (the “Credit Facility”) which will become effective contemporaneously with the Arrangement. At that time, the borrowing base under the Credit Facility will increase to $4.5 billion, with aggregate commitments of $3.5 billion to consist of $2.5 billion of commitments to extend revolving credit and $1.0 billion of commitments to provide delayed draw term loans. The increased borrowing base and aggregate commitments under the Credit Facility are expected to be sufficient to fund Whiting’s ongoing liquidity needs after completion of the Arrangement.

Description of the Post-Arrangement Transactions

Independent of whether the Required Consents are obtained and the Supplemental Indentures are executed and delivered, after completion of the Arrangement, Whiting expects to:

•	contribute all of the shares of Kodiak into a newly formed Delaware corporation that will be a direct, wholly-owned subsidiary of Whiting (“Whiting Holdco”);

•	convert Kodiak into a British Columbia unlimited liability company;

•	add Whiting Holdco as a co-issuer under the Indentures;

•	as required by the Indentures upon a change of control of Kodiak, make within 30 days following such change of control an offer to repurchase the Kodiak Notes at 101% of the principal amount of such Kodiak Notes plus accrued and unpaid interest to the date of repurchase;

•	as required by the terms of the indentures governing the $2.65 billion aggregate amount of notes issued by Whiting (the “Whiting Notes”), cause Whiting Holdco, Kodiak, Kodiak Oil & Gas (USA) Inc. (“Kodiak Sub”) and Kodiak Williston LLC (“Kodiak Williston”) to enter into supplemental indentures to such indentures to guarantee the Whiting Notes within 20 business days following completion of the Arrangement; and

•	as required by the terms of the Whiting U.S. Sub Credit Facility, cause Whiting Holdco, Kodiak, Kodiak Sub and Kodiak Williston to guarantee such Credit Facility.

Selected Unaudited Pro Forma Combined Financial Information

The following selected unaudited pro forma combined financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and related notes of Whiting and Kodiak for the periods presented and the unaudited pro forma combined financial information and related notes (which Whiting filed with the SEC on a Current Report on Form 8-K on October 6, 2014) that are incorporated by reference into this Consent Solicitation Statement/Prospectus Supplement. See “Where You Can Find More Information.” Certain of Kodiak’s historical amounts have been reclassified to conform to Whiting’s financial statement presentation. The unaudited pro forma combined balance sheet information as of June 30, 2014 assumes the Arrangement occurred on June 30, 2014. The unaudited pro forma combined statements of operations information for the six months ended June 30, 2014 and the year ended December 31, 2013 both give effect to the Arrangement as if it had occurred on January 1, 2013. The selected unaudited pro forma combined financial information does not purport to represent what Whiting’s financial position or results of operations would have been had the Arrangement been consummated on the assumed dates nor is it indicative of future financial position or results of operations. The selected unaudited pro forma combined financial information does not reflect future events that may occur after the Arrangement, including, but not limited to, the anticipated realization of ongoing savings from operating efficiencies. The actual financial condition and results of operations of the combined company following the Arrangement may not be consistent with, or evident from, these pro forma financial statements. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the Arrangement. Any potential decline in the combined company’s financial condition or results of operations may cause significant variations in the value of the Kodiak Notes and Whiting Guarantee.

	Six Months Ended June 30, 2014
	Kodiak Historical (1)	Whiting Historical	Whiting Pro Forma Combined
	(in thousands)
Statement of Operations Information:
Revenues and other income:
Oil, NGL and natural gas sales	$557,058	$1,547,010	$2,104,068
Amortization of deferred gain on sale	-	15,217	15,217
Gain on sale of properties	-	12,355	12,355
Interest income and other	86	1,289	29,725

Total revenues and other income	557,144	1,575,871	2,161,365

Costs and expenses:
Lease operating	70,192	233,147	303,339
Production taxes	59,002	128,887	187,889
Depreciation, depletion and amortization	188,694	503,774	618,664
Exploration and impairment	-	73,619	75,839
General and administrative	26,722	67,889	84,858
Interest expense	50,155	81,189	121,300
Commodity derivative loss, net	81,095	50,611	131,706

Total costs and expenses	475,860	1,139,116	1,523,595

Income before income taxes	81,284	436,755	637,770
Total income tax expense	31,000	176,278	252,709

Net income	50,284	260,477	385,061
Net loss attributable to noncontrolling interest	-	36	36

Net income available to shareholders	$50,284	$260,513	$385,097

Balance Sheet Information:
Total assets	$4,125,065	$9,358,968	$16,766,745
Long-term debt	$2,329,634	$2,653,512	$5,096,512
Total equity	$1,255,418	$4,097,135	$7,775,201

(1)	Certain amounts in Kodiak’s historical statement of operations for the six months ended June 30, 2014 have been reclassified to conform to Whiting’s financial statement presentation. Such reclassifications had no impact on Kodiak’s historical net income.

	Year Ended December 31, 2013
	Kodiak Historical (1)	Whiting Pro Forma (2)	Whiting Pro Forma Combined
	(in thousands)
Statement of Operations Information:
Revenues and other income:
Oil, NGL and natural gas sales	$904,612	$2,545,681	$3,450,293
Loss on hedging activities	-	(1,958)	(1,958)
Amortization of deferred gain on sale	-	31,737	31,737
Gain on sale of properties	-	18,949	18,949
Interest income and other	70	3,409	44,549

Total revenues and other income	904,682	2,597,818	3,543,570

Costs and expenses:
Lease operating	89,305	406,090	495,395
Production taxes	97,585	217,220	314,805
Depreciation, depletion and amortization	317,223	864,931	1,029,699
Exploration and impairment	-	453,210	458,863
General and administrative	47,224	136,576	169,609
Interest expense	74,301	103,291	158,376
Loss on early extinguishment of debt	-	4,412	4,412
Change in Production Participation Plan liability	-	(6,980)	(6,980)
Commodity derivative loss, net	45,028	5,999	51,027

Total costs and expenses	670,666	2,184,749	2,675,206

Income before income taxes	234,016	413,069	868,364
Total income tax expense	92,600	144,094	320,657

Net income	141,416	268,975	547,707
Net loss attributable to noncontrolling interest	-	52	52

Net income available to shareholders	141,416	269,027	547,759
Preferred stock dividends	-	(538)	(538)

Net income available to common shareholders	$141,416	$268,489	$547,221

(1)	Certain amounts in Kodiak’s historical statement of operations for the year ended December 31, 2013 have been reclassified to conform to Whiting’s financial statement presentation. Such reclassifications had no impact on Kodiak’s historical net income.
(2)	Whiting’s unaudited pro forma statement of operations information for the year ended December 31, 2013 gives effect to the sale by Whiting on July 15, 2013 of its interests in certain oil and gas producing properties located in the Postle and Northeast Hardesty fields in Texas County, Oklahoma as well as certain related assets and liabilities as if the disposition had occurred on January 1, 2013.

The Consent Solicitations and Offers to Guarantee

The summary below describes the principal terms of the Consent Solicitations and Offers to Guarantee. For a more complete description of the terms and conditions of the Consent Solicitations and Offers to Guarantee investors should review the information contained elsewhere in this Consent Solicitation Statement/Prospectus Supplement, including, without limitation, the information under the heading “Consent Solicitations and Offers to Guarantee” and the descriptions of the proposed amendments and Whiting guarantee set forth in Annexes A and B hereto.

The Issuer	Kodiak Oil & Gas Corp.

The Kodiak Notes	8.125% Senior Notes due 2019 ($800 million principal amount outstanding)
5.500% Senior Notes due 2021 ($350 million principal amount outstanding)
5.500% Senior Notes due 2022 ($400 million principal amount outstanding)

Purpose of the Consent Solicitations and Offers to Guarantee	Whiting is soliciting consents to amend the Indentures to facilitate the integration of Kodiak and its subsidiaries with and into Whiting’s existing business and debt capital structure, to more efficiently operate Whiting’s and Kodiak’s combined businesses once the Arrangement is completed, and to reflect Whiting becoming a parent guarantor of the Kodiak Notes.

The Consent Solicitation	In connection with the proposed amendments to the Indentures, Whiting is seeking valid and unrevoked consents of holders as of the Record Date representing at least a majority in aggregate principal amount of Kodiak Notes of each series outstanding on the Record Date.

In return for such consents, Whiting is offering to (i) issue the Whiting Guarantee and (ii) make the Consent Payment to holders of Kodiak Notes who provide valid and unrevoked consents prior to the Expiration Time, upon the terms and subject to the conditions set forth in this Consent Solicitation Statement/Prospectus Supplement and the related Letter of Consent.

The Whiting Guarantee	Assuming the Required Consents are obtained and upon the completion of the Arrangement, Whiting will issue an unconditional and irrevocable guarantee of the prompt payment, when due, of any amounts owed to the holders of the Kodiak Notes under such Kodiak Notes and each Indenture and any other amounts due pursuant to such Indentures. The Whiting Guarantee will rank equally with Whiting’s other unsecured unsubordinated indebtedness.

The Consent Payment	Assuming the Required Consents are obtained, a payment equal to $2.50 for each $1,000 principal amount of Kodiak Notes will be made as soon as practicable following the completion of the Arrangement to holders of Kodiak Notes who provide valid and unrevoked consents prior to the Expiration Time.

The Proposed Amendments

The proposed amendments would amend the following covenants contained in the Indentures:

•       the limitation on indebtedness covenant would be amended to provide that the pro forma Fixed Charge Coverage Ratio and Adjusted Consolidated Net Tangible Assets (each as defined in each of the Indentures) financial tests be calculated based on Whiting’s consolidated financial statements instead of Kodiak’s consolidated financial statements;

•       the limitation on restricted payments covenant would be amended to permit Kodiak to distribute the equity interests of Kodiak Sub to Whiting, as parent guarantor, or to an affiliate of Whiting that is a guarantor or co-issuer of the Kodiak Notes;

•       the limitation on transactions with affiliates covenant would be amended to permit Kodiak and its restricted subsidiaries to engage in transactions with, and provide guarantees for the benefit of, Whiting, as parent guarantor, and any affiliate of Whiting that is a guarantor or co-issuer of the Kodiak Notes; and

•       the financial reporting covenant would be amended to replace Kodiak’s reporting obligations with Whiting reporting obligations.

See “The Consent Solicitations and Offers to Guarantee — Description of the Proposed Amendments” and Annex A to this Consent Solicitation Statement/Prospectus Supplement.

Required Consents to Adopt the Proposed Amendments	Consents from holders of at least a majority in aggregate principal amount of Kodiak Notes under each Indenture must be received to adopt the proposed amendments with respect to such Indenture. Whiting expressly reserves the right, in its discretion, to waive any condition of the Consent Solicitations and Offers to Guarantee.

Record Date

The record date for determining the holders of Kodiak Notes entitled to deliver consents and receive the Consent Payment in connection with this Consent Solicitations and Offers to Guarantee is 5:00 p.m., New York City time, on October 3, 2014. Only holders of Kodiak Notes as of the Record Date are eligible to deliver consents and, upon the terms and subject to the conditions set forth in this Consent Solicitation Statement/Prospectus Supplement, receive the Consent Payment.

All of the Kodiak Notes are presently held through DTC. DTC Participants that hold the Kodiak Notes on behalf of beneficial owners of the Kodiak Notes through DTC as of the Record Date are authorized to consent to the proposed amendments as if they were holders of the Kodiak Notes. Accordingly, for purposes of the Consent Solicitations and Offers to Guarantee, the term “holder” refers to holders of the Kodiak Notes on the Record Date and persons with proxies therefrom (including DTC Participants).

Beneficial owners whose Kodiak Notes are held through a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to deliver consents with respect to such Kodiak Notes and instruct the nominee to deliver consents on the beneficial owner’s behalf.

Expiration Time	The Consent Solicitations and Offers to Guarantee will expire at 5:00 p.m., New York City time, on October 17, 2014, unless extended by Whiting in its sole discretion.

Revocation of Consents	Consents delivered may be validly revoked at any time at or prior to the Revocation Deadline, which is the earlier of (i) the Expiration Time and (ii) the time at which the Required Consents have been received. See “Consent Procedures — Revocation of Consents.” In the event that the Revocation Deadline is triggered by the receipt of the Required Consents, Whiting will promptly issue a press release announcing the occurrence of the Revocation Deadline.

Procedures for Consenting	To consent to the proposed amendments, a holder of the Kodiak Notes must validly execute and deliver to the Tabulation Agent a completed and executed Letter of Consent, or cause the Letter of Consent to be delivered to the Tabulation Agent on the holder’s behalf, prior to the Expiration Time in accordance with the procedures described herein under “Consent Procedures — Procedures for Delivering Consents.”

Consequences of Failure to Consent	If the Required Consents are obtained, the Arrangement is completed and the Supplemental Indentures are executed, all holders of the Kodiak Notes will be bound by the Amended Indentures and all holders of the Kodiak Notes will receive the Whiting Guarantee, even if they have not consented to the proposed amendments. However, holders who have not provided valid and unrevoked consents prior to the Expiration Time will not be entitled to receive any Consent Payment.

If the Required Consents are not obtained with respect to an Indenture, the Whiting Guarantee will not be provided to the holders of the Kodiak Notes issued under such Indenture, no Consent Payment will be made and such Indenture will remain unchanged. Obtaining the Required Consents and execution and delivery of the Supplemental Indentures are not conditions to the completion of the Arrangement.

Material U.S. Federal Income Tax Considerations	For a summary of material U.S. federal income tax consequences of the Consent Solicitations and Offers to Guarantee, see “Material U.S. Federal Income Tax Consequences.”

Use of Proceeds	Neither Whiting nor Kodiak will receive any cash proceeds from the Consent Solicitations and Offers to Guarantee.

Information Agent and Tabulation Agent	Global Bondholder Services Corporation is the Information Agent and the Tabulation Agent for the Consent Solicitations and Offers to Guarantee. Holders of Kodiak Notes may contact the Information Agent and the Tabulation Agent at its address and telephone numbers listed on the back cover page of this Consent Solicitation Statement/Prospectus Supplement.

Solicitation Agent	J.P. Morgan Securities LLC is the Solicitation Agent for the Consent Solicitations and Offers to Guarantee. Holders of Kodiak Notes may contact the Solicitation Agent at its address and telephone numbers listed on the back cover page of this Consent Solicitation Statement/Prospectus Supplement.

Further Information; Questions	Questions concerning consent procedures and requests for additional copies of this Consent Solicitation Statement/Prospectus Supplement and the Letter of Consent should be directed to the Information Agent at its address or telephone numbers listed on the back cover page of this Consent Solicitation Statement/Prospectus Supplement.

Any questions concerning the terms of the Consent Solicitations and Offers to Guarantee should be directed to the Solicitation Agent at its address and telephone numbers listed on the back cover page of this Consent Solicitation Statement/Prospectus Supplement.

RISK FACTORS

You should carefully consider each of the risks and uncertainties under the headings “Risk Factors” in Whiting’s and Kodiak’s Annual Reports on Form 10-K for the year ended December 31, 2013, Whiting’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 and Kodiak’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2014 and March 31, 2014, which are incorporated by reference into this Consent Solicitation Statement/Prospectus Supplement, and all of the other information included or incorporated by reference in this Consent Solicitation Statement/Prospectus Supplement. The risks below should be considered along with the other risks described in the reports incorporated by reference into this Consent Solicitation Statement/Prospectus Supplement. See “Where You Can Find More Information” for the location of information incorporated by reference into this Consent Solicitation Statement/Prospectus Supplement.

The Whiting Guarantee is unsecured and will be effectively junior to secured indebtedness of Whiting.

The Whiting Guarantee will be an unsecured unsubordinated obligation of Whiting and rank pari passu with all of Whiting’s unsecured unsubordinated debt obligations, which as of June 30, 2014, consisted of Whiting’s senior notes and totaled $2.3 billion. Holders of Whiting’s secured debt, which currently consists of Whiting’s guarantee of the Credit Facility that is secured by the stock of Whiting U.S. Sub, may foreclose on the assets securing such debt reducing the cash flow from the foreclosed property available for payment of unsecured debt, including the Whiting Guarantee. Holders of secured debt of Whiting also would have priority over unsecured creditors in the event of Whiting’s bankruptcy, liquidation or similar proceeding. As a result, the Whiting Guarantee will be effectively junior to any secured debt of Whiting. As of June 30, 2014, on a pro forma basis after giving effect to the Arrangement and related transactions, Whiting would have had $775.0 million of secured indebtedness and $2.725 billion of availability under its secured Credit Facility.

If the proposed amendments to the Indentures are approved, the Supplemental Indentures are executed and delivered and Whiting provides the Whiting Guarantee, Kodiak will be subject to fewer restrictions on its conduct than it is currently subject to.

If the proposed amendments to the Indentures become effective, the covenants in the Amended Indentures would generally impose fewer restrictions on Kodiak’s conduct than the covenants currently in the Indentures. The proposed amendments would allow Kodiak to take actions that would otherwise have been restricted or conditioned. See “The Consent Solicitations and Offers to Guarantee — Description of the Proposed Amendments” and Annex A to this Consent Solicitation Statement/Prospectus Supplement for more information about the differences between what actions are currently restricted by the covenants currently applicable to the Kodiak Notes and what actions would be restricted by the covenants following the effectiveness of the proposed amendments. Additionally, if as a result of the Whiting Guarantee of the Kodiak Notes both Standard and Poor’s Ratings Services and Moody’s Investors Service, Inc. assign the Kodiak Notes an investment grade rating and no default has occurred and is continuing, most of the covenants applicable to the Kodiak Notes will not apply for so long as both such ratings are in effect with the exception of covenants that contain limitations on liens and certain consolidations, mergers and transfers of assets.

As a holding company, Whiting relies on payments from its subsidiaries to satisfy its obligations, including if it is required to make payments pursuant to the Whiting Guarantee.

Whiting is a holding company with no significant operations of its own. Because its operations are conducted through its subsidiaries, Whiting depends on dividends, advances and other payments from its subsidiaries, including Whiting U.S. Sub, to allow Whiting to satisfy its financial obligations. Whiting’s subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts to Whiting, whether by dividends, advances or other payments. The ability of Whiting’s subsidiaries to pay dividends and make other payments to Whiting depends on its earnings, capital requirements and general financial conditions of its subsidiaries and is restricted by, among other things, the Credit Facility, applicable corporate and other laws and regulations as well as agreements to which Whiting’s subsidiaries may be a party.

Claims of Kodiak Note holders pursuant to the Whiting Guarantee will be structurally subordinated to claims of creditors of Whiting’s subsidiaries.

Whiting conducts all of its operations through its subsidiaries. Kodiak Note holders would not have any claim as a creditor against any of Whiting’s subsidiaries that do not guarantee or are not obligors on the Kodiak Notes. The claims of the creditors of those subsidiaries, including their trade creditors, banks and other lenders, would have priority over any of Whiting’s claims or those of Whiting’s other subsidiaries as equity holders of the non-guarantor subsidiaries. Consequently, in any insolvency, liquidation, reorganization, dissolution or other winding-up of any of the non-guarantor subsidiaries, creditors of those subsidiaries would be paid before any amounts would be distributed to Whiting as equity and thus be available to satisfy Whiting’s obligations under the Whiting Guarantee and other claims against Whiting. Whiting plans that Whiting U.S. Sub will also guarantee the Kodiak Notes. However, there is no obligation on Whiting U.S. Sub to provide such guarantee and no assurance can be given that Whiting U.S. Sub will provide its guarantee. As of June 30, 2014, if Whiting U.S. Sub were to guarantee the Kodiak Notes, the subsidiaries of Whiting not guaranteeing or otherwise obligated in respect of the Kodiak Notes would have had $32.4 million of assets and no liabilities. In the event Whiting U.S. Sub does not guarantee the Kodiak Notes, the subsidiaries of Whiting not guaranteeing or otherwise obligated in respect of the Kodiak Notes would have had $9,349.9 million of assets and $4,832.4 million of liabilities as of June 30, 2014.

The Whiting Guarantee will be effectively junior to secured indebtedness of Whiting’s subsidiaries that guarantee or are obligors on the Kodiak Notes.

To the extent that Whiting’s subsidiaries are guarantors or obligors under the Kodiak Notes, their obligations as guarantors and obligors will be unsecured unsubordinated obligations. Holders of secured debt of these subsidiaries, including secured debt of these subsidiaries arising under the Credit Facility, may foreclose on the assets securing such debt, reducing the cash flow from the foreclosed property available for payment of unsecured debt, including the obligations of these subsidiaries as guarantors or obligors under the Kodiak Notes and Whiting’s obligations under the Whiting Guarantee. Holders of secured debt of any such subsidiary also would have priority over unsecured creditors in the event of such subsidiary’s bankruptcy, liquidation or similar proceeding. As a result, the Whiting Guarantee will be effectively junior to the secured debt of Whiting’s subsidiaries that guarantee or are obligors on the Kodiak Notes. As of June 30, 2014, on a pro forma basis after giving effect to the Arrangement and related transactions, Whiting would have had $775.0 million of secured indebtedness and $2.725 billion of availability under its secured Credit Facility.

Under U.S. federal bankruptcy laws, and comparable provisions of state fraudulent conveyance laws, a court could void the obligations under the Whiting Guarantee or take other actions detrimental to the holders of Kodiak Notes.

Under U.S. federal bankruptcy laws, a court could void the obligations under the Whiting Guarantee, subordinate the Whiting Guarantee to Whiting’s other obligations or take other action detrimental to the holders of the Kodiak Notes. If a court were to find in such a bankruptcy or reorganization case or lawsuit that, among other things, at the time Whiting issued the Whiting Guarantee:

•	it issued the Whiting Guarantee to delay, hinder or defraud present or future creditors; or

•	it received less than reasonably equivalent value or fair consideration for issuing the Whiting Guarantee and at the time it issued the Whiting Guarantee:

--	it was insolvent or rendered insolvent by reason of issuing the Whiting Guarantee,

--	it was engaged, or about to engage, in a business or transaction for which its assets, after giving effect to its potential liability under the Whiting Guarantee, constituted unreasonably small capital to carry on its business, or

--	it intended to incur, or believed that it would incur, debts beyond its ability to pay as they mature;

then the court could void the obligations under the Whiting Guarantee, subordinate the Whiting Guarantee to Whiting’s other obligations or take other action detrimental to you as a holder of the Whiting Guarantee.

The measures of insolvency for purposes of fraudulent transfers’ laws vary depending upon the law of the jurisdiction that is being applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, an entity would be considered insolvent if, at the time it incurred the debt:

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

It is not certain the standard a court would use to determine whether Whiting was solvent at the relevant time, or, regardless of the standard the court uses, that the issuance of the Whiting Guarantee would not be voided or the Whiting Guarantee would not be subordinated to Whiting’s other debt. If such a case were to occur, the Whiting Guarantee could also be subject to the claim that, since the Whiting Guarantee was incurred for Kodiak’s benefit, and only indirectly for the benefit of Whiting, the Whiting Guarantee was incurred for less than fair consideration.

There can be no assurance that the implementation of the proposed amendments to the Indentures and the provision of the Whiting Guarantee will not constitute a taxable event for the Kodiak Note holders.

Whiting and Kodiak believe that the adoption of the proposed amendments and the provision of the Whiting Guarantee should not constitute a taxable event for the Kodiak Note holders. However, these actions could be treated as significant modifications of the Kodiak Notes resulting in a “deemed” exchange not treated as a recapitalization for tax purposes. If, contrary to Whiting’s and Kodiak’s belief, the implementation of the proposed amendments and the provision of the Whiting Guarantee were treated in this manner, a Kodiak Note holder would recognize gain or loss in an amount equal to the difference, if any, between the amount realized by the Kodiak Note holder in the “deemed” exchange and the Kodiak Note holder’s adjusted tax basis in the Kodiak Notes deemed to be exchanged.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table presents Whiting’s and Kodiak’s ratios of consolidated earnings to fixed charges and Whiting’s pro forma ratios of consolidated earnings to fixed charges for the periods presented.

	Six Months Ended June 30, 2014	Year Ended December 31,
		2013	2012	2011	2010	2009
Whiting ratio of earnings to fixed charges (1)(2)	6.24x	5.96x	9.36x	12.63x	9.61x	-
Kodiak ratio of earnings to fixed charges (3)(4)	2.04x	2.88x	2.66x	-	-	-
Whiting pro forma ratio of earnings to fixed charges (1)(5)	5.48x	5.29x

(1)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes and before income or loss from equity investees, plus fixed charges and amortization of capitalized interest and distributed income of equity investees, less capitalized interest. Fixed charges consist of interest expensed, interest capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and an estimate of interest within rental expense.
(2)	For the year ended December 31, 2009, earnings were inadequate to cover fixed charges, and the ratio of earnings to fixed charges therefore has not been presented for that period. The coverage deficiency necessary for the ratio of earnings to fixed charges to equal 1.00x (one-to-one coverage) was $165.3 million for the year ended December 31, 2009.
(3)	For purposes of calculating the ratio of earnings to fixed charges, earnings consists of pretax income from continuing operations plus fixed charges and amortization of capitalized interest, less capitalized interest. Fixed charges consist of interest incurred (whether expensed or capitalized) and that portion of rental expense on operating leases deemed to be the equivalent of interest.
(4)	For the years ended December 31, 2011, 2010 and 2009, earnings were inadequate to cover fixed charges, and the ratio of earnings to fixed charges therefore has not been presented for those periods. The coverage deficiency necessary for the ratio of earnings to fixed charges to equal 1.00x (one-to-one coverage) was $4.3 million, $2.9 million and $2.6 million for the years ended December 31, 2011, 2010 and 2009, respectively.
(5)	The pro forma ratio of earnings to fixed charges was calculated on a pro forma basis after giving effect to the Arrangement as if the Arrangement had occurred on January 1, 2013. Additionally, the pro forma ratio of earnings to fixed charges for the year ended December 31, 2013 gives effect to the sale by Whiting on July 15, 2013 of Whiting’s interest in certain oil and gas producing properties located in the Postle and Northeast Hardesty fields in Texas County, Oklahoma, as if the disposition had occurred on January 1, 2013.

USE OF PROCEEDS

Neither Whiting nor Kodiak will receive any cash proceeds from the issuance of the Whiting Guarantee.

THE CONSENT SOLICITATIONS AND OFFERS TO GUARANTEE

Introduction

In connection with the proposed amendments to the Indentures, Whiting is seeking valid and unrevoked consents of holders of the Kodiak Notes at 5:00 p.m. New York City time, on October 3, 2014, the Record Date. In return for such consents, Whiting is offering to (i) issue the Whiting Guarantee and (ii) make the Consent Payment to holders of Kodiak Notes who provide valid and unrevoked consents prior to the Expiration Time, upon the terms and subject to the conditions set forth in this Consent Solicitation Statement/Prospectus Supplement. As of June 30, 2014, the aggregate principal amount of the 2019 Notes, 2021 Notes and 2022 Notes outstanding was $800 million, $350 million and $400 million, and, as of the Record Date, there were no changes to the outstanding aggregate principal amount of any of such Kodiak Notes since June 30, 2014.

If the Required Consents are obtained, the Arrangement is completed and the Supplemental Indentures are executed and delivered, all holders of the Kodiak Notes will be bound by the Amended Indentures and all holders of the Kodiak Notes will receive the Whiting Guarantee. However, holders who have not provided valid and unrevoked consents prior to the Expiration Time will not be entitled to receive any Consent Payment. If the Required Consents are not obtained, the Whiting Guarantee will not be provided to the holders of the Kodiak Notes, no Consent Payment will be made by Whiting and the Indentures will remain unchanged. Obtaining the Required Consents and execution and delivery of the Supplemental Indentures are not conditions to the completion of the Arrangement.

Promptly upon receipt of the Required Consents with respect to each Indenture, Whiting, Kodiak, Kodiak Sub, Kodiak Williston, KOG Finance, LLC (“KOG Finance”), KOG Oil & Gas ULC (together with Kodiak Sub, Kodiak Williston and KOG Finance, the “Kodiak Guarantors”), the Trustee and the Canadian Trustee will execute a Supplemental Indenture that will include the amendments to such Indenture and the Whiting Guarantee. The Supplemental Indentures will become effective upon their execution and delivery but the proposed amendments will not become operative and the Whiting Guarantee will not be issued until the completion of the Arrangement. Assuming the Required Consents are obtained, the Consent Payment will be made as soon as practicable following the completion of the Arrangement.

Separately from this Consent Solicitations and Offers to Guarantee, promptly following the completion of the Arrangement, Kodiak will deregister the Kodiak Notes pursuant to Section 15(d) of the Exchange Act as soon as permitted by applicable law. As a result of such deregistration, Kodiak will no longer be required to file reports with the SEC or the Trustee pursuant to Section 13 or Section 15(d) of the Exchange Act or pursuant to Section 314 of the Trust Indenture Act of 1939. The deregistration of the Kodiak Notes will occur when permitted regardless of whether the Required Consents are obtained and the proposed amendments become operative.

Purpose of the Proposed Amendments

Whiting is soliciting consents to amend the Indentures to facilitate the integration of Kodiak and its subsidiaries with and into Whiting’s existing business and debt capital structure, to more efficiently operate Whiting’s and Kodiak’s combined businesses once the Arrangement is completed and to reflect Whiting becoming a parent guarantor of the Kodiak Notes. The proposed amendments are intended to allow the integrated company greater flexibility in operations because the proposed amendments will calculate certain financial covenants in the Indentures based on Whiting instead of Kodiak. Moreover, the proposed amendments will permit Whiting to complete certain internal corporate restructuring transactions that Whiting expects to have beneficial tax consequences. The proposed amendments will also eliminate the expense associated with continuing to produce and file with the SEC separate financial reports for Kodiak.

Description of the Proposed Amendments

Whiting is soliciting the consents of the holders on the Record Date of the Kodiak Notes to the proposed amendments to the Indentures summarized below. The proposed amendments would be set forth in the

Supplemental Indentures to the respective Indentures. If the proposed amendments become operative, each Indenture, as amended by the applicable Supplemental Indenture, would apply to holders of the corresponding series of Kodiak Notes.

The valid and unrevoked consent of the holders on the Record Date of at least a majority in aggregate principal amount of Kodiak Notes outstanding under an Indenture and outstanding (provided that Kodiak Notes owned by Kodiak or any affiliate of Kodiak shall be deemed not to be outstanding) is required for the proposed amendments with respect to such Indenture to be approved. The proposed amendments are being presented as one proposal for each separate series of Kodiak Notes. Consequently, the delivery of a consent by a holder of Kodiak Notes will constitute the delivery of a consent to all of the proposed amendments to the applicable Indenture, and a consent purporting to consent to only some of the proposed amendments to an Indenture will not be valid. In such event, Whiting will implement the proposed amendments to the Indenture or Indentures as to which Whiting obtains the consent of the requisite holders and issue the Whiting Guarantee of the related Kodiak Notes.

Whiting is not required to guarantee any Kodiak Note series as to which the holders of a majority in aggregate principal amount do not approve the proposed amendments.

The following is a summary of the key provisions of the proposed amendments to the Indentures. Please see Annex A to this Consent Solicitation Statement/Prospectus Supplement for a complete description of the text of these proposed amendments. The following summary is qualified by reference to the full provisions of the Indentures and the Supplemental Indentures.

Amendments to Limitation on Indebtedness Covenant

Each of the Indentures limits the ability of Kodiak and its restricted subsidiaries to incur or guarantee indebtedness and to issue certain preferred or disqualified stock, subject to certain exceptions. One exception to this covenant permits the incurrence and guarantee of indebtedness and issuance of such stock based on a pro forma Fixed Charge Coverage Ratio (as defined in the Indentures) of Kodiak of at least 2.25:1.00. The proposed amendment would provide that the pro forma Fixed Charge Coverage Ratio be calculated based on the consolidated financial statements of Whiting instead of the consolidated financial statements of Kodiak. The proposed amendment would also result in the pro forma Fixed Charge Coverage Ratio under the restricted payments covenant in the Indentures as a condition to making certain restricted payments being based on the consolidated financial statements of Whiting rather than the consolidated financial statements of Kodiak.

Another exception to the debt incurrence covenant permits the incurrence and guarantee of indebtedness under credit facilities in an amount not exceeding the greater of a specified dollar amount and 25%, in the case of the 2019 Notes and 2021 Notes, or 30%, in the case of the 2022 Notes, of the Adjusted Consolidated Net Tangible Assets (as defined in the Indentures) of Kodiak. The proposed amendment would provide that such percentages are based on Whiting’s Adjusted Consolidated Net Tangible Assets instead of Kodiak’s Adjusted Consolidated Net Tangible Assets. The proposed amendment would also result in the permitted lien exception to the restriction on liens covenant relating to securing credit facilities being determined on the same basis.

Amendment to the Limitation on Restricted Payments Covenant

Each of the Indentures limits the ability of Kodiak and its restricted subsidiaries to make restricted payments, subject to certain exceptions. The proposed amendment would add an exception to permit Kodiak to distribute all or any portion of the equity interests of Kodiak Sub to Whiting, as parent guarantor, or any affiliate of Whiting that is a guarantor or co-issuer of the Kodiak Notes.

Although such distributions of the equity interests of Kodiak Sub may result in Kodiak Sub ceasing to be a Subsidiary (as defined in the Indentures) of Kodiak, each Supplemental Indenture would provide for Kodiak Sub and its Subsidiaries to continue to be treated as Subsidiaries of Kodiak for covenant purposes for so long as they continued to be Subsidiaries of Whiting. In addition, each Supplemental Indenture would provide that restricted payments by Kodiak Sub, other than to Kodiak, will continue to be limited by the restricted payments covenant in the same way as such covenant limits restricted payments by Kodiak.

Amendment to the Limitation on Transactions with Affiliates Covenant

Each of the Indentures limits the ability of Kodiak and its restricted subsidiaries to engage in transactions with, and provide guarantees for the benefit of, affiliates of Kodiak, subject to certain exceptions. One exception permits transactions among, and guarantees for the benefit of, Kodiak and its restricted subsidiaries. The proposed amendment would expand this exception to include transactions with, and guarantees for the benefit of, Whiting, as parent guarantor, and any affiliate of Whiting that is a guarantor or co-issuer of the Kodiak Notes.

Amendment to the Financial Reporting Covenant

Each of the Indentures requires Kodiak to file with the SEC all quarterly, annual and current reports that would be required to be filed with the SEC on Forms 10-Q, 10-K and 8-K if Kodiak were required to file such reports and to make available certain other information regarding Kodiak. The proposed amendment would replace Kodiak’s reporting obligations by providing instead that Whiting, as parent guarantor, will file such reports with the SEC and make such information available.

Addition of Defined Terms and Revision of Other Text

In connection with the proposed amendments described above, certain defined terms would be added to the Indentures. Please see Annex A to this Consent Solicitation Statement/Prospectus Supplement for a more complete description of those amendments. In addition, Whiting reserves the right to make certain technical changes to the Indentures pursuant to the provisions thereof and to include such changes in the Supplemental Indentures. Any such technical changes will not affect the substantive rights of the holders of the Kodiak Notes, other than as described above. Finally, the proposed amendments would also delete or amend or be deemed to have deleted or amended any provisions in the Kodiak Notes corresponding to the provisions in the Indentures that are deleted or amended by virtue of the proposed amendments.

PLAN OF DISTRIBUTION

The Whiting Guarantee is being offered by Whiting on behalf of Kodiak, subject to the consummation of the Consent Solicitation, the receipt of the Required Consents, the execution of the Supplemental Indentures and the consummation of the Arrangement. The holders of Kodiak Notes who receive the Whiting Guarantee may only sell the Whiting Guarantee in conjunction with the sale of the associated Kodiak Notes.

DESCRIPTION OF THE WHITING GUARANTEE

The following is a summary of the Whiting Guarantee. The following summary is qualified by reference to the full text of the Whiting Guarantee provisions that will be included in the Supplemental Indentures, which is attached as Annex B to this Consent Solicitation Statement/Prospectus Supplement.

The Whiting Guarantee is an unconditional and irrevocable guarantee of the prompt payment, when due, of any amount owed to the holders of the Kodiak Notes under the Kodiak Notes and each Indenture, and any other amounts due pursuant to such Indenture. The Whiting Guarantee will be an unsecured unsubordinated obligation of Whiting and will rank pari passu with Whiting’s other general unsecured obligations. Holders of Whiting’s secured debt, which currently consists of Whiting’s guarantee of the Credit Facility that is secured by the stock of Whiting U.S. Sub, may foreclose on the assets securing such debt reducing the cash flow from the foreclosed property available for payment of unsecured debt, including the Whiting Guarantee. Holders of secured debt of Whiting also would have priority over unsecured creditors in the event of Whiting’s bankruptcy, liquidation or similar proceeding. As a result, the Whiting Guarantee will be effectively junior to any secured debt of Whiting.

Promptly upon receipt of the Required Consents with respect to an Indenture, Whiting, Kodiak, the Kodiak Guarantors, the Trustee and the Canadian Trustee will execute the Supplemental Indenture that will include the amendments to such Indenture and the Whiting Guarantee. The Supplemental Indentures will become effective upon their execution and delivery, but the proposed amendments will not become operative and the Whiting Guarantee will not be issued until the completion of the Arrangement. Assuming the Required Consents are obtained, the Consent Payment will be made as soon as practicable following the completion of the Arrangement.

If the Required Consents are obtained, the Arrangement is completed and the Supplemental Indentures are executed and delivered, all holders of the Kodiak Notes will be bound by the Amended Indentures and all holders of the Kodiak Notes will receive the Whiting Guarantee. However, holders who have not provided valid and unrevoked consents prior to the Expiration Time will not be entitled to receive any Consent Payment. If the Required Consents are not obtained, the Whiting Guarantee will not be provided to the holders of the Kodiak Notes and no Consent Payment will be made by Whiting. Obtaining the Required Consents and the execution and delivery of the Supplemental Indentures are not conditions to the completion of the Arrangement.

The Whiting Guarantee in favor of the holders of each series of Kodiak Notes will be contained in the Supplemental Indenture applicable to each series. It will not be necessary for new certificates to be issued evidencing the Kodiak Notes to reflect the benefit of the Whiting Guarantee, and no separate certificates will be issued to evidence the Whiting Guarantee.

Whiting is not assuming Kodiak’s obligations under the Indentures. The Whiting Guarantee will not make Whiting or any of Whiting’s subsidiaries (other than Kodiak or any successor obligor) subject to the covenants contained in the Indentures and will not otherwise contain any restrictions on Whiting’s operations (other than those that will become effective with respect to Whiting and its subsidiaries upon effectiveness of the proposed amendments to the Indentures).

Additionally, Whiting plans that Whiting U.S. Sub will also guarantee the Kodiak Notes. However, there is no obligation on Whiting U.S. Sub to provide such guarantee and no assurance can be given that Whiting U.S. Sub will provide its guarantee.

CONSENT PROCEDURES

Expiration Time; Extension; Waiver; Amendment; Termination

The Consent Solicitations and Offers to Guarantee will expire at 5:00 p.m., New York City time, on October 17, 2014, unless Whiting extends the Consent Solicitations and Offers to Guarantee in its sole discretion. Whiting expressly reserves the right to extend the Consent Solicitations and Offers to Guarantee from time to time or for such period or periods as it may determine in its discretion by giving oral (to be confirmed in writing) or written notice of such extension to the Tabulation Agent and by making a public announcement by press release at or prior to 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration time. During any extension of the Consent Solicitations and Offers to Guarantee, all consents validly executed and delivered to the Tabulation Agent will remain effective unless validly revoked prior to the Revocation Deadline.

Whiting expressly reserves the right, in its sole discretion, at any time to amend any of the terms of the Consent Solicitations and Offers to Guarantee. If the terms of the Consent Solicitations and Offers to Guarantee are amended prior to the Expiration Time in a manner that constitutes a material change, Whiting will promptly give oral (to be confirmed in writing) or written notice of such amendment to the Tabulation Agent and disseminate a Consent Solicitation Statement/Prospectus Supplement in a manner reasonably designed to give holders of the Kodiak Notes notice of the change on a timely basis. Whiting expressly reserves the right, in its discretion, to waive any condition of the Consent Solicitations and Offers to Guarantee.

Whiting reserves the right to establish, from time to time, but in all cases prior to receipt of the Required Consents, any new time for the Record Date and, thereupon, any such new time will be deemed to be the Record Date for purposes of this Consent Solicitation Statement/Prospectus Supplement.

Whiting expressly reserves the right, in its discretion, to terminate the Consent Solicitations and Offers to Guarantee for any reason. Any such termination will be followed promptly by public announcement thereof. In the event Whiting terminates the Consent Solicitations and Offers to Guarantee, it will give prompt notice thereof to the Tabulation Agent and the consents previously executed and delivered will be of no further force and effect.

Procedures for Delivering Consents

To consent to the proposed amendments, a holder of the Kodiak Notes must validly execute and deliver to the Tabulation Agent a copy of the Letter of Consent relating to the proposed amendments, or cause the Letter of Consent to be delivered to the Tabulation Agent on the holder’s behalf, before the Expiration Time in accordance with the procedures described below.

Only holders of the Kodiak Notes as of 5:00 p.m., New York City time, on October 3, 2014, the Record Date, may execute and deliver to the Tabulation Agent the Letters of Consent. All of the Kodiak Notes are presently held through DTC. DTC Participants that hold the Kodiak Notes on behalf of beneficial owners of the Kodiak Notes through DTC as of the Record Date are authorized to consent to the proposed amendments as if they were holders of the Kodiak Notes. Accordingly, for purposes of the Consent Solicitations and Offers to Guarantee, the term “holder” refers to holders of the Kodiak Notes on the Record Date and persons with proxies therefrom (including DTC Participants). If you are a beneficial owner of Kodiak Notes held through a bank, broker or other financial institution, to consent to the proposed amendment you must arrange for the bank, broker or other financial institution that is the holder to either (1) execute the Letter of Consent and deliver it either to the Tabulation Agent on your behalf or to you for forwarding to the Tabulation Agent before the Expiration Time or (2) forward a duly executed proxy from the holder authorizing you to execute and deliver the Letter of Consent with respect to the Kodiak Notes on behalf of the holder. In the case of clause (2) of the preceding sentence, you must deliver the executed Letter of Consent, together with the proxy, to the Tabulation Agent before the Expiration Time. Beneficial owners of Kodiak Notes are urged to contact the bank, broker or other financial institution through which they hold their Kodiak Notes to obtain a valid proxy or to direct that a Letter of Consent be executed and delivered in respect of their Kodiak Notes. Holders who hold their Kodiak Notes through a bank, broker or other financial institution must submit consents in the manner prescribed by such bank, broker or other financial institution. Therefore, please follow the instructions provided by the applicable bank, broker or other financial institution when submitting consents.

Giving consent by submitting a Letter of Consent will not affect a holder’s right to sell or transfer its Kodiak Notes. All consents received from the holder of record on the Record Date prior to the Expiration Time and not revoked by that holder prior to the Revocation Deadline will be effective notwithstanding any transfer of those Kodiak Notes after the Record Date.

Holders of Kodiak Notes as of the Record Date who wish to consent should mail, hand deliver or send by overnight courier or facsimile a properly completed and executed Letter of Consent to the Tabulation Agent at the address or facsimile number set forth under “— Solicitation Agent; Information Agent and Tabulation Agent,” in accordance with the instructions set forth in this Consent Solicitation Statement/Prospectus Supplement and the Letter of Consent. However, Whiting reserves the right to accept any consent received by it, Kodiak, the Kodiak Guarantors, the Solicitation Agent, the Trustee or the Canadian Trustee.

All Letters of Consent that are properly completed executed and delivered to the Tabulation Agent prior to the Expiration Time, and not revoked prior to the Revocation Deadline, will be given effect in accordance with the terms of those Letters of Consent. Holders who desire to consent to the proposed amendments should complete, sign and date the Letter of Consent and mail, deliver or send by overnight courier or facsimile the signed Letter of Consent to the Tabulation Agent at the address or facsimile number set forth under “— Solicitation Agent; Information Agent and Tabulation Agent,” all in accordance with the instructions contained in this Consent Solicitation Statement/Prospectus Supplement and the Letter of Consent prior to the Expiration Time.

Letters of Consent delivered by the holders of Kodiak Notes as of the Record Date must be executed in exactly the same manner as those holders’ names appear on the certificates representing the Kodiak Notes or on the position listings of DTC, as applicable. If the Kodiak Notes to which a Letter of Consent relates are registered in the names of two or more holders, all of those holders must sign the Letter of Consent. If a Letter of Consent is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must so indicate when signing, and proper evidence of that person’s authority to so act must be submitted with the Letter of Consent. In addition, if a Letter of Consent relates to less than the total principal amount of Kodiak Notes registered in the name of a holder, or a Letter of Consent relates to only one series of the Kodiak Notes, the holder must list the certificate numbers and principal amount of Kodiak Notes registered in the name of that holder and the series of Kodiak Notes to which the Letter of Consent relates. If no series or aggregate principal amount of Kodiak Notes as to which a consent is delivered is specified, the holder will be deemed to have consented with respect to all Kodiak Notes of such holder. If Kodiak Notes are registered in different names, a separate Letter of Consent must be signed and delivered with respect to each holder. If a Letter of Consent is executed by a person other than the holder, it must be accompanied by a proxy executed by the holder.

If the Letter of Consent is executed by a person or entity who is not the holder, then the holder must sign a valid proxy, with the signature of such holder guaranteed by a participant in a recognized medallion signature program (a “Medallion Signature Guarantor”).

No Medallion Signature Guarantor is required (1) if the Letter of Consent is signed by the holder(s) of the Kodiak Notes with respect to which the Letter of Consent is delivered (or by a DTC participant) and payment of the Consent Payment is to be paid directly to such holder(s) and the box entitled “Special Payment and Delivery Instructions” on the Letter of Consent has not been completed or (2) if the Letter of Consent is delivered by or for the account of a firm or any other entity identified in Rule 17Ad-15 promulgated under the Exchange Act, as amended, including (as such terms are defined therein): (a) a bank; (b) a broker, dealer, municipal Kodiak Notes dealer, municipal Kodiak Notes broker, government securities dealer or government securities broker; (c) a credit union; (d) a national securities exchange, registered securities association or clearing agency; or (e) a savings association. In all other cases, all signatures on letters of consent must be guaranteed by a Medallion Signature Guarantor.

In connection with the Consent Solicitations and Offers to Guarantee, Whiting will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Consent Solicitation Statement/Prospectus Supplement, the Letter of Consent and related documents to the beneficial owners of the Kodiak Notes and in handling or forwarding deliveries of consents by their customers.

All questions as to the validity, form and eligibility (including time of receipt) of Letters of Consent and the consent procedures will be determined by Whiting, in its sole discretion, which determination will be final and binding. Whiting also reserves the right to waive any defects or irregularities as to deliveries of consents.

Revocation of Consents

A consent may be revoked at any time prior to the Revocation Deadline, but not thereafter. The Revocation Deadline is the earlier of (i) the Expiration Time and (ii) the time at which the Required Consents have been received. In the event that the Revocation Deadline is triggered by the receipt of the Required Consents, Whiting will promptly issue a press release announcing the occurrence of the Revocation Deadline.

Any holder who has delivered a consent, or who succeeds to ownership of Kodiak Notes in respect of which a consent has previously been delivered, may validly revoke such consent prior to the Revocation Deadline by delivering a written notice of revocation in accordance with the following procedures. All properly completed and executed Letters of Consent that are received by the Tabulation Agent will be counted as consents with respect to the proposed amendments, unless the Tabulation Agent receives a written notice of revocation prior to the Revocation Deadline.

To be valid, a notice of revocation of consent must contain the name of the person who delivered the consent, the name of the holder and the description and CUSIP Number of the Kodiak Notes to which it relates, the certificate numbers of such Kodiak Notes (if held in certificated form) and the aggregate principal amount represented by such Kodiak Notes. The revocation of consent must be signed by the holder thereof in the same manner as the original signature on the Letter of Consent (including any required Medallion Signature Guarantor) or be accompanied by evidence satisfactory to Whiting and the Tabulation Agent that the person revoking the consent has the legal authority to revoke such consent on behalf of the holder. If the Letter of Consent was executed by a person other than the holder of the Kodiak Notes, the notice of revocation of consent must be accompanied by a valid proxy signed by such holder and authorizing the revocation of the holder’s consent. To be effective, a revocation of consent must be received prior to the Revocation Deadline by the Tabulation Agent, at the address set forth below. A purported notice of revocation that lacks any of the required information or is sent to an improper address will not validly revoke a consent previously given. Holders who hold their Kodiak Notes through a bank, broker or other financial institution may only revoke consents in the manner prescribed by such bank, broker or other financial institution. Therefore, please follow the instructions provided by the applicable bank, broker or other financial institution if revoking consents.

All questions as to the validity, form and eligibility (including time of receipt) of notices of revocation and the revocation procedures will be determined by Whiting, in its sole discretion, which determination will be final and binding. Whiting also reserves the right to waive any defects or irregularities as to notices of revocation.

Solicitation Agent; Information Agent and Tabulation Agent

Whiting has retained J.P. Morgan Securities LLC to act as the Solicitation Agent for the Consent Solicitations and Offers to Guarantee. Whiting has agreed to reimburse the Solicitation Agent for its reasonable out-of-pocket expenses and Whiting and Kodiak have agreed to indemnify the Solicitation Agent against certain liabilities, including certain liabilities under the federal securities laws. Questions regarding the Consent Solicitations and Offers to Guarantee may be directed to the Solicitation Agent at its address and telephone numbers set forth on the back cover of this Consent Solicitation Statement/Prospectus Supplement.

At any time, the Solicitation Agent and its affiliates may trade the Kodiak Notes for their own accounts, or for the accounts of their customers, and accordingly may hold long or short positions in such securities and, to the extent that the Solicitation Agent owns Kodiak Notes as of the Record Date, it may deliver consents pursuant to the terms of the Consent Solicitations and Offers to Guarantee. J.P. Morgan Securities LLC and its affiliates have provided, and expect to provide in the future, investment and commercial banking and advisory services to Whiting and Kodiak and their affiliates for which they have received and expect to receive customary fees and commissions. J.P. Morgan Securities LLC acted as joint lead arranger and sole book runner in connection with Whiting’s Credit Facility and an affiliate of J.P. Morgan Securities LLC is a lender under Whiting’s Credit Facility. Accordingly, J.P. Morgan Securities LLC or its affiliates may hedge their credit exposure to Whiting consistent with their customary risk management policies. Typically, J.P. Morgan Securities LLC and its affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in Whiting’s securities, including potentially the Kodiak Notes. Any such credit default swaps or short positions could adversely affect future trading prices of the Kodiak Notes. In addition, J.P. Morgan Securities LLC has also acted as financial advisor to Whiting in connection with the proposed acquisition of Kodiak.

Whiting has retained Global Bondholder Services Corporation to act as the Information Agent and the Tabulation Agent for the Consent Solicitations and Offers to Guarantee. Whiting has agreed to pay the Information Agent and the Tabulation Agent customary fees and reimburse it for its reasonable out-of-pocket expenses. Whiting has agreed to indemnify the Information Agent and the Tabulation Agent against certain liabilities. Requests for additional copies of this Consent Solicitation Statement/Prospectus Supplement or the Letter of Consent may be directed to the Information Agent at the following address and telephone numbers:

Global Bondholder Services Corporation

65 Broadway – Suite 404

New York, New York 10006

Attn: Corporate Actions

Banks and Brokers call: (212) 430-3774

U.S. Toll-free: (866) 470-3800

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences of the implementation of the proposed amendments to the Indentures, the provision of the Whiting Guarantee and the payment of the Consent Payment (collectively, the “Transactions”). This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, rulings of the Internal Revenue Service (the “IRS”), and judicial decisions in existence on the date hereof, all of which are subject to change. Any such change could apply retroactively and could adversely affect the tax consequences described below. No assurance can be given that the IRS will agree with the consequences described in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation. No advance tax ruling has been sought or obtained from the IRS regarding the tax consequences of the transactions described herein.

For purposes of this summary, a ‘‘U.S. Holder’’ is a beneficial owner of Kodiak Notes that is (a) an individual who is a citizen of the United States or who is a resident in the United States for U.S. federal income tax purposes, (b) an entity that is classified for U.S. federal income tax purposes as a corporation and that is organized under the laws of the United States, any state thereof, or the District of Columbia, or is otherwise treated for U.S. federal income tax purposes as a domestic corporation, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust (i) whose administration is subject to the primary supervision of a court within the United States and all substantial decisions of which are subject to the control of one or more United States persons as described in Section 7701(a)(30) of the Code (‘‘United States persons’’), or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

For purposes of this summary, a ‘‘Non-U.S. Holder’’ is a beneficial owner of Kodiak Notes that is not a U.S. Holder and that is not an entity that is classified for U.S. federal income tax purposes as a partnership or as an entity disregarded from its owner. If an entity classified for U.S. federal income tax purposes as a partnership or as an entity disregarded from its owner owns Kodiak Notes, the tax treatment of a member of the entity will depend on the status of the member and the activities of the entity. The tax treatment of such an entity, and the tax treatment of any member of such an entity, are not addressed in this summary. Any entity that is classified for U.S. federal income tax purposes as a partnership or as an entity disregarded from its owner and that owns Kodiak Notes, and any members of such an entity, are encouraged to consult their tax advisors.

This summary does not discuss all U.S. federal income tax considerations that may be relevant to U.S. Holders and Non-U.S. Holders in light of their particular circumstances or that may be relevant to certain beneficial owners that may be subject to special treatment under U.S. federal income tax law (for example, tax-exempt organizations, insurance companies, banks and other financial institutions, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, real estate investment trusts, regulated investment companies, individual retirement accounts, qualified pension plans, persons who hold Kodiak Notes as part of a straddle, hedging, constructive sale, conversion, or other integrated transaction, U.S. Holders whose functional currency is not the U.S. dollar, U.S. expatriates, controlled foreign corporations, passive foreign investment companies, and corporations that accumulate earnings to avoid U.S. federal income tax). Furthermore, this summary does not discuss any alternative minimum tax consequences, and does not address any aspects of U.S. state or local taxation. This summary only applies to those beneficial owners that hold Kodiak Notes as ‘‘capital assets’’ within the meaning of the Code.

BENEFICIAL OWNERS OF KODIAK NOTES ARE ENCOURAGED TO SEEK ADVICE FROM THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS BASED ON THEIR PARTICULAR CIRCUMSTANCES.

U.S. Holders

Generally. The modification of the terms of a debt instrument generally is treated as a “deemed” exchange of an “old” debt instrument for a “new” debt instrument if such modification is “significant” as specially determined for U.S. federal income tax purposes. For these purposes, a modification of the terms of a debt instrument is generally “significant” if, based on all the facts and circumstances (and, subject to certain exceptions, taking into account all modifications collectively), the legal rights or obligations that are altered and the degree to which they are altered are economically significant. Whiting believes that the adoption of the proposed amendments to the Indentures should not constitute such an economically significant change in the terms of the Kodiak Notes.

Upon adoption of the proposed amendments, Whiting will guarantee Kodiak’s payment obligations with respect to the Kodiak Notes. The Treasury Regulations provide that the addition of a guarantor on a debt instrument is a significant modification if the addition of the guarantor results in a change in payment expectations (as specifically defined pursuant to such Treasury Regulations) with respect to the instrument. Whiting believes that the Whiting Guarantee should not result in a change in payment expectations with respect to the Kodiak Notes. In addition, if the Supplemental Indentures become operative, Whiting will make the Consent Payment to holders that provided valid and unrevoked consents to the proposed amendments. The Treasury Regulations provide that a change in the yield of a debt instrument is a significant modification if the yield of the modified instrument (determined by taking into account any payments made by the issuer to the holders as consideration for the modification) varies from the yield on the unmodified instrument (determined as of the date of the modification) by more than the greater of 25 basis points or 5 percent of the annual yield of the unmodified instrument. The Consent Payment will not change the yield of any Kodiak Note in an amount sufficient to cause a significant modification of such Kodiak Note for U.S. federal income tax purposes. The Treasury Regulations also provide that a modification of a debt instrument that adds, deletes, or alters customary accounting or financial covenants is not a significant modification. Whiting intends to take the position that the adoption of the proposed amendments will not result in a significant modification of the Kodiak Notes for U.S. federal income tax purposes. Assuming such treatment, U.S. Holders will not recognize any gain or loss as a result of the Transactions (except with respect to the receipt of the Consent Payment, as discussed below), and will continue to have the same tax basis and holding period with respect to the Kodiak Notes as they had before the Transactions. There can be no assurance, however, that the IRS will not successfully challenge Whiting’s position in this regard. Accordingly, U.S. Holders are encouraged to consult their own tax advisors to determine whether the Transactions result in a significant modification for U.S. federal income tax purposes.

If, notwithstanding the foregoing, the Transactions result in a significant modification of some Kodiak Notes for U.S. federal income tax purposes, a holder of such Kodiak Notes would be treated as having exchanged its “old” Kodiak Notes for “new” Kodiak Notes for U.S. federal income tax purposes, and would recognize gain or loss at the time of such deemed exchange, unless such deemed exchange constitutes a recapitalization. A deemed exchange would constitute a recapitalization and would not be taxable to holders of the Kodiak Notes if the instruments, as originally issued and as amended, constitute “securities” for U.S. federal income tax purposes. There is no precise definition of what constitutes a “security” under U.S. federal income tax law, and the determination requires an overall evaluation of the nature of the debt instrument, with the term of the debt instrument regarded as one of the more important factors. Although the matter is not free from doubt, given the terms of the Kodiak Notes, these instruments should constitute “securities” for U.S. federal income tax purposes, and a deemed exchange should constitute a recapitalization for such purposes. In such event, a holder of a Kodiak Note generally would not recognize any income, gain or loss with respect to the Transactions, except with respect to the receipt of the Consent Payment, as discussed below. Assuming a deemed exchange constitutes a recapitalization, a U.S. Holder generally would receive a tax basis in the “new” Kodiak Note equal to its tax basis in the “old” Kodiak Note immediately prior to the deemed exchange, and the U.S. Holder’s holding period for the “new” Kodiak Note generally would include the period during which the U.S. Holder held the “old” Kodiak Note.

Additionally, if there is a deemed exchange, regardless of whether such exchange qualifies as a recapitalization, the “new” Kodiak Notes generally would be treated as issued with original issue discount (“OID”) in an amount equal to the excess, if any (subject to a statutorily defined de minimis exception), of the stated redemption price at maturity of the “new” Kodiak Notes over their issue price. Whiting expects that any such “new” Kodiak Notes will be “traded on an established market” (within the meaning of the applicable Treasury Regulations) and that accordingly the issue price of the “new” Kodiak Notes will equal the fair market value of the “new” Kodiak Notes on the date of the deemed exchange. A U.S. Holder that is deemed to hold

“new” Kodiak Notes with OID generally would be required to include the OID in gross income under a constant yield method in advance of the receipt of cash attributable to that income, regardless of the U.S. Holder’s method of tax accounting. OID accruals may be reduced by a portion of the acquisition premium, if any, that a U.S. Holder has in the “new” Kodiak Notes. A U.S. Holder has “acquisition premium” in the “new” Kodiak Notes if the U.S. Holder’s adjusted tax basis in the “new” Kodiak Notes is greater than the issue price of the “new” Kodiak Notes, but less than or equal to their stated redemption price at maturity. If a U.S. Holder’s adjusted tax basis in the “new” Kodiak Notes exceeds their stated redemption price at maturity, the U.S. Holder will be considered to have acquired the “new” Kodiak Notes with “amortizable bond premium” and such U.S. Holder will not be required to include any OID in income. A U.S. Holder generally may elect to amortize any amortizable bond premium over the remaining term of the “new” Kodiak Notes on a constant yield method as an offset to interest otherwise includible in income under the U.S. Holder’s regular accounting method. If the U.S. Holder does not elect to amortize any amortizable bond premium, that amortizable bond premium will decrease the gain or increase the loss a U.S. Holder otherwise would recognize on disposition of the “new” Kodiak Notes.

Consent Payment. The U.S. federal income tax treatment of the receipt of a Consent Payment is uncertain because no authorities directly address the treatment of such payment. The Consent Payment may be treated as (1) a separate fee that would be subject to tax as ordinary income in an amount equal to the Consent Payment received, (2) a payment on the Kodiak Notes that would generally first be treated as a payment of any accrued interest and then as a payment of principal, or (3) consideration received upon a deemed exchange of “new” Kodiak Notes for “old” Kodiak Notes, in which case, the Consent Payment would constitute part of the applicable U.S. Holder’s amount realized in the deemed exchange. Whiting intends to treat the Consent Payment as a fee paid to consenting holders of Kodiak Notes for their consent to the proposed amendments. Assuming such treatment, a consenting U.S. Holder will recognize ordinary income equal to the amount of the Consent Payment received. There can be no assurance, however, that the IRS will not successfully challenge Whiting’s position in this regard. Accordingly, U.S. Holders are encouraged to consult their own tax advisors regarding the U.S. federal income tax treatment of the receipt of a Consent Payment.

Non-U.S. Holders

Generally. Even if the Transactions result in a deemed exchange of “old” Kodiak Notes for “new” Kodiak Notes, and even if the deemed exchange does not qualify as a “recapitalization” and is taxable to U.S. Holders, subject to the following discussion regarding Consent Payments, a Non-U.S. Holder would not be subject to U.S. federal income tax with respect to a gain recognized in the Transactions unless (1) such gain is effectively connected with the conduct of a United States trade or business (and, if an applicable United States income tax treaty applies, is attributable to a permanent establishment maintained within the United States by the Non-U.S. Holder), or (2) in the case of a Non-U.S. Holder that is a non-resident alien individual, such individual is present in the United States for at least 183 days in the year of the deemed exchange, and certain other conditions are met. In the case of a Non-U.S. Holder that is described in the clause (1) of the first sentence of this paragraph, any gain derived from a deemed exchange will be subject to U.S. federal income tax at regular graduated rates and (if the Non-U.S. Holder is classified as a corporation for U.S. federal income tax purposes) may also be subject to a U.S. branch profits tax at a rate of 30% (or at a lower rate under an applicable income tax treaty) on effectively connected earnings and profits, subject to certain adjustments. A Non-U.S. Holder that is described in clause (2) of the first sentence of this paragraph will be subject to a flat 30% tax on the gain derived from a deemed exchange, which may be offset by U.S.-source capital losses (even if the Non-U.S. Holder is not considered a resident of the United States).

Consent Payment. As stated above, the U.S. federal income tax treatment of the receipt of a Consent Payment is uncertain. Accordingly, the applicable withholding agent is likely to subject Consent Payments made to Non-U.S. Holders to U.S. federal income tax withholding at a 30% rate unless the Consent Payment is effectively connected with the conduct of a United States trade or business (and, if an applicable United States income tax treaty applies, is attributable to a permanent establishment maintained within the United States by the Non-U.S. Holder), or unless a reduced rate of withholding or exemption is available pursuant to an applicable income tax treaty. To claim an exemption from withholding or a reduced rate of withholding, the Non-U.S. Holder must deliver to the applicable withholding agent a properly executed IRS Form W-8ECI (for effectively connected payments) or IRS Form W-8BEN or Form W-8BEN-E (to claim treaty benefits), as applicable, claiming such exemption or reduced rate. A Non-U.S. Holder generally may obtain a refund of any excess amounts withheld by filing an appropriate refund claim with the IRS.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with the payment of the Consent Payment. A non-corporate U.S. Holder will generally be subject to U.S. backup withholding on such payments if the U.S. Holder fails to supply its correct taxpayer identification number in the manner required by applicable law, fails to certify that it is not subject to the backup withholding tax, or otherwise fails to comply with applicable backup withholding tax rules. The amount of any backup withholding deducted from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

A Non-U.S. Holder may be subject to backup withholding with respect to its consideration received in the Transactions, unless the Non-U.S. Holder certifies that it is not a United States person (which certification may be done by providing a properly executed IRS Form W-8BEN or W-8BEN-E). The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

WHERE YOU CAN FIND MORE INFORMATION

Whiting and Kodiak file annual, quarterly and current reports, proxy statements and other information with the SEC. Whiting also filed a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the securities offered by this Consent Solicitation Statement/Prospectus Supplement. This Consent Solicitation Statement/Prospectus Supplement is a part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that Whiting and Kodiak file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can also find Whiting’s and Kodiak’s public filings with the SEC on the internet at a web site maintained by the SEC located at http://www.sec.gov.

INCORPORATION OF INFORMATION BY REFERENCE

Whiting is “incorporating by reference” specified documents that Whiting and Kodiak file with the SEC, which means:

•	incorporated documents are considered part of this Consent Solicitation Statement/Prospectus Supplement;

•	Whiting is disclosing important information to you by referring you to those documents; and

•	information Whiting files with the SEC will automatically update and supersede information contained in this prospectus.

Whiting incorporates by reference the documents listed below and any future filings Whiting and Kodiak make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Consent Solicitation Statement/Prospectus Supplement and before the end of the offering of the securities pursuant to this Consent Solicitation Statement/Prospectus Supplement:

•	Whiting’s Annual Report on Form 10-K for the year ended December 31, 2013;

•	Whiting’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014;

•	Whiting’s Current Reports on Form 8-K, dated January 8, 2014, February 20, 2014, April 2, 2014, April 29, 2014, May 6, 2014, June 11, 2014, July 13, 2014, August 13, 2014, August 27, 2014 and October 6, 2014;

•	Kodiak’s Annual Report on Form 10-K for the year ended December 31, 2013 (other than Items 6 and 8 of Part II, which are not incorporated by reference);

•	Kodiak’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014; and

•	Kodiak’s Current Reports on Form 8-K, dated June 19, 2014, July 13, 2014, August 5, 2014 and October 6, 2014.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this Consent Solicitation Statement/Prospectus Supplement.

You may request a copy of any of these filings, at no cost, by request directed to Whiting at the following address or telephone number:

Whiting Petroleum Corporation

1700 Broadway, Suite 2300

Denver, Colorado 80290

(303) 837-1661

Attention:   Corporate Secretary

You can also find Whiting’s filings on Whiting’s website at www.whiting.com and you can also find Kodiak’s filings on Kodiak’s website at www.kodiakog.com. However, Whiting is not incorporating the information on the website of Whiting or Kodiak other than these filings into this Consent Solicitation Statement/Prospectus Supplement.

LEGAL MATTERS

Foley & Lardner LLP, Whiting’s counsel, will pass upon the validity of the Whiting Guarantee. Certain legal matters will be passed upon for the Solicitation Agent by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, of Whiting incorporated in this Consent Solicitation Statement/Prospectus Supplement by reference from Whiting Petroleum Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of Whiting Petroleum Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Certain information with respect to Whiting’s oil and natural gas reserves derived from the report of Cawley Gillespie & Associates, Inc., an independent petroleum engineering consultant, has been incorporated in this Consent Solicitation Statement/Prospectus Supplement by reference to Whiting Petroleum Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013, on the authority of said firm as an expert in petroleum engineering.

The consolidated financial statements of Kodiak incorporated in this Consent Solicitation Statement/Prospectus Supplement by reference to Exhibit 99.2 of Whiting Petroleum Corporation’s Current Report on Form 8-K dated October 6, 2014 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Certain information with respect to Kodiak’s oil and natural gas reserves derived from the report of Netherland, Sewell & Associates, Inc., an independent petroleum engineering consultant, has been incorporated in this Consent Solicitation Statement/Prospectus Supplement by reference to the consolidated financial statements of Kodiak in Exhibit 99.2 of Whiting Petroleum Corporation’s Current Report on Form 8-K dated October 6, 2014, on the authority of said firm as an expert in petroleum engineering.

ANNEX A

PROPOSED AMENDMENTS TO THE INDENTURES

The following provisions of each Indenture, which provisions are identical except where otherwise noted, would be amended as follows (capitalized terms used but not defined herein have the meanings set forth in the Indentures, as amended by the proposed amendments; amended provisions shown in strikethrough and underlined text):

I.	Section 4.06(a)(i) (Limitation on Debt and Disqualified or Preferred Stock)

(a)     The Company shall not, and shall not permit any of its Restricted Subsidiaries to directly or indirectly create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur” with “incurrence” having a correlative meaning) any Indebtedness (including Acquired Debt), and the Company shall not issue any Disqualified Stock and shall not permit any of its Restricted Subsidiaries to issue any preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) and issue Disqualified Stock, and Subsidiary Guarantors may incur Indebtedness (including Acquired Debt) and issue preferred stock, if:

(i)     the Fixed Charge Coverage Ratio of the Parent Guarantor for the ~~Company’s~~ Parent Guarantor’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued, as the case may be, would have been at least 2.25 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period and

(ii)     no Default would occur as a consequence of, and no Event of Default would be continuing following, the incurrence of the Indebtedness or the transactions relating to such incurrence, including any related application of the proceeds thereof.

II.	Section 4.06(b)(i) (Limitation on Debt and Disqualified or Preferred Stock)

(b)     Section 4.06(a) shall not prohibit the incurrence of any of the following items of Indebtedness or the issuance of any Disqualified Stock or preferred stock described in clauses (v) and (vii) below (collectively, “Permitted Debt”):

(i)     the incurrence by the Company and any Subsidiary Guarantor of Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (i) (with letters of credit issued pursuant to any Credit Facility being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed the greater of (A) [in the case of the Indentures relating to the 2019 Notes and the 2021 Notes: $300.0 million] [in the case of the Indenture relating to the 2022 Notes: $1,000 million] and (B) [in the case of the Indentures relating to the 2019 Notes and the 2021 Notes: 25.0%] [in the case of the Indenture relating to the 2022 Notes: 30%] of Adjusted Consolidated Net Tangible Assets of the ~~Company~~ Parent Guarantor, determined as of the date of the incurrence of such Indebtedness after giving pro forma effect to such incurrence and the application of the proceeds therefrom;

. . . .

III.	Section 4.07 (Limitation on Restricted Payments): A new clause (xiii) would be added in appropriate numerical order to Section 4.07(b) of the Indentures:

(b)     The preceding provisions shall not prohibit:

. . . .

(xiii)     one or more distributions by the Company of all or any portion of the equity interests of Kodiak Oil & Gas (USA) Inc. to the Parent Guarantor and/or any Affiliate of the Parent Guarantor that is a guarantor or a co-issuer of the Notes. Notwithstanding any such distributions under this clause (xiii), Kodiak Oil & Gas (USA) Inc. and its Subsidiaries shall continue to be treated as Subsidiaries of the Company for purposes of Articles 4 and 5 of this Indenture and the definitions of terms as used therein for so long as such Persons continue to be Subsidiaries of the Parent Guarantor, and any Restricted Payments by Kodiak Oil & Gas (USA) Inc. (other than to the Company) shall continue to be limited by this Section 4.07 in the same manner as, and on an aggregate basis with, Restricted Payments by the Company.

IV.	Section 4.13(b)(ii) (Limitation on Transactions with Affiliates)

(a)     The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

(i)       the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate of the Company; and

(ii)      with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors of the Company; and

(iii)     with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $30.0 million, the Board of Directors of the Company has received an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction or series of related Affiliate Transactions from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

(b)     The following items shall not be deemed to be Affiliate Transactions and, therefore, shall not be subject to the provisions of the prior paragraph:

(i)      any employment, consulting or similar agreement or arrangement, stock option or stock ownership plan, employee benefit plan, officer or director indemnification agreement, restricted stock agreement, severance agreement or other compensation plan or arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments, awards, grants or issuances of securities pursuant thereto;

(ii)     transactions between or among the Company ~~and/or~~, its Restricted Subsidiaries, the Parent Guarantor and/or any Affiliate of the Parent Guarantor that is a guarantor or a co-issuer of the Notes and the issuance of Guarantees for the benefit of the Company ~~or~~, a Restricted Subsidiary, the Parent Guarantor and/or any Affiliate of the Parent Guarantor that is a guarantor or a co-issuer of the Notes;

. . . .

V.	Section 4.15 (Financial Reports)

(a)     Regardless of whether required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company shall file with the SEC for public availability, within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing, in which case the Company shall comply with the requirements described in the second succeeding paragraph):

(i)       all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports;

(ii)      all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports;

(iii)     within 15 business days after furnishing to the trustee the annual and quarterly reports required by clauses (i) and (ii) of this paragraph, hold a conference call to discuss such reports and the results of operations for the relevant reporting period; and

(iv)      issue a press release to an internationally recognized wire service no fewer than three business days prior to the date of the conference call required to be held in accordance with this paragraph, announcing the time and date of such conference call and either including all information necessary to access the call or directing note holders, prospective investors, broker-dealers and securities analysts to contact the appropriate person at the Company to obtain such information.

(b)     All such reports shall be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K shall include a report on the Company’s consolidated financial statements by the Company’s certified independent accountants.

(c)     If, at any time, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company shall nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Company shall not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company shall post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

(d)     If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

(e)     In addition, the Company agrees that, for so long as any Notes are not freely transferable, if at any time it is not required to file with the SEC the reports required by the preceding paragraphs, it shall furnish to the Holders of Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. Any such reports, information or documents filed with the SEC pursuant to its Electronic Date Gathering, Analysis and Retrieval (“EDGAR”) system shall be deemed filed with the trustee and furnished to the Holders of the Notes and securities analysts as required pursuant to this covenant.1

Notwithstanding the foregoing, the reports and other information required by this Section 4.15 may instead be those reports filed with the SEC by the Parent Guarantor and furnished with respect to the Parent Guarantor.

VI.	Section 1.01 (Definitions): The following definitions would be added to Section 1.01 of each Indenture in proper alphabetical order:

“Parent” means any Person who is or becomes the Beneficial Owner, directly or indirectly, of 100% of the outstanding Capital Stock of the Company.

“Parent Guarantor” means the Parent who has executed and delivered to the Trustee an unconditional Guarantee by such Parent, on a senior unsecured basis, of all monetary obligations of the Company under this Indenture and any outstanding Notes. In the event more than one Parent has executed and delivered a Guarantee of the type contemplated by this definition, then “Parent Guarantor” shall exclude any Person that is a Subsidiary of any other Parent. For the avoidance of doubt, Whiting Petroleum Corporation is the initial Parent Guarantor.

1 The final paragraph of Section 4.15 of the Indenture, dated July 26, 2013, relating to the 2022 Notes is not labeled “(e)” and contains the following additional provision: “Delivery of these reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of them will not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).”

ANNEX B

WHITING GUARANTEE PROVISIONS TO BE INCLUDED IN SUPPLEMENTAL INDENTURES

1.	Guarantee. With respect to the [ ] Notes due [ ] (the “Notes”) issued by Kodiak Oil & Gas Corp. (“Kodiak”) pursuant to an Indenture, dated [ ], as amended (as heretofore or hereafter amended and supplemented, the “Indenture”), by and among Kodiak, as issuer, Kodiak Oil & Gas (USA), Inc., KOG Finance, LLC, Kodiak Williston, LLC and KOG Oil & Gas ULC, as guarantors, U.S. Bank National Association, as trustee (the “Trustee”), and Computershare Trust Company of Canada, as Canadian trustee (the “Canadian Trustee”), Whiting Petroleum Corporation (the “Parent Guarantor”) unconditionally and irrevocably guarantees the prompt payment, when due, of any amount owed to the holders of the Notes under the Notes and the Indenture and any other amounts due pursuant to the Indenture (the “Obligations”).

2.	Nature of Guarantee. The Parent Guarantor’s obligations hereunder shall not be affected by any circumstance relating to the Obligations that might otherwise constitute a legal or equitable discharge of or defense to the Parent Guarantor. The Parent Guarantor agrees that the Trustee, the Canadian Trustee or the holders of the Notes may resort to the Parent Guarantor for payment of any of the Obligations whether or not the Trustee, the Canadian Trustee, or the holders of the Notes shall have first proceeded against Kodiak or any other obligor principally or secondarily obligated with respect to the Obligations. The Trustee, the Canadian Trustee or the holders of the Notes shall not be obligated to file any claim relating to the Obligations in the event that Kodiak becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Trustee, the Canadian Trustee or the holders of the Notes to so file shall not affect the Parent Guarantor’s obligations hereunder. In the event that any payment to the Trustee, the Canadian Trustee or the holders of the Notes in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Parent Guarantor shall remain liable hereunder with respect to such Obligations as if such payment had not been made.

3.	Changes in Obligations, and Agreements Relating thereto; Waiver of Certain Notices. The Parent Guarantor agrees that the Trustee, the Canadian Trustee or the holders of the Notes may at any time and from time to time, either before or after the maturity thereof, without notice to or further consent of the Parent Guarantor, extend the time of payment of, or renew all or any part of the Obligations, and may also make any agreement with Kodiak for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Trustee, the Canadian Trustee or the holders of the Notes and Kodiak, without in any way impairing or affecting this Guarantee. The Parent Guarantor waives notice of the acceptance of this Guarantee and of the Obligations, presentment, demand for payment, notice of dishonor and protest.

4.	Expenses. The Parent Guarantor agrees to pay on demand all reasonable fees and out-of-pocket expenses (including the reasonable fees and expenses of one firm of counsel representing the Trustee, the Canadian Trustee or the holders of the Notes) in any way relating to the enforcement or protection of the rights of the Trustee, the Canadian Trustee or the holders of the Notes hereunder, provided that the Parent Guarantor shall not be liable for any expenses of the Trustee, the Canadian Trustee or the holders of the Notes if no payment under this Guarantee is due.

5.	Subrogation. Upon payment of the Obligations to the Trustee, the Canadian Trustee or the holders of the Notes in full, the Parent Guarantor shall be subrogated to the rights of the Trustee, the Canadian Trustee or the holders of the Notes against Kodiak with respect to the Obligations, and the Trustee, the Canadian Trustee or the holders of the Notes agree to take at the Parent Guarantor’s expense such steps as the Parent Guarantor may reasonably request to implement such subrogation.

6.

No Waiver; Cumulative Rights. No failure on the part of the Trustee, the Canadian Trustee or the holders of the Notes to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Trustee, the Canadian Trustee or the holders of the Notes of any right, remedy or power hereunder preclude any other or further exercise of any right,

B-1

remedy or power. Each and every right, remedy and power hereby granted to the Trustee, the Canadian Trustee and the holders of the Notes or allowed it or them by law or in equity or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Trustee, the Canadian Trustee or the holders of the Notes at any time or from time to time.

7.	Assignment. Nothing contained in this Guarantee shall prevent any consolidation or merger of Parent Guarantor with or into any other Person (whether or not affiliated with the Parent Guarantor), or successive consolidations or mergers in which Parent Guarantor or its successor shall be a party or parties, or shall prevent any conveyance or transfer of the properties and assets of Parent Guarantor as an entirety or substantially as an entirety to any other Person (whether or not affiliated with Parent Guarantor) lawfully entitled to acquire the same; provided, however, that upon any such consolidation, merger, conveyance or transfer, the due and punctual performance and observance of all of the covenants and conditions of the Guarantee to be performed by Parent Guarantor, shall be expressly assumed, in form reasonably satisfactory to the Trustee and the Canadian Trustee, executed and delivered to the Trustee and the Canadian Trustee by the person (if other than the Parent Guarantor) formed by such consolidation, or into which Parent Guarantor shall have been merged, or by the Person which shall have acquired such properties and assets.

8.	Notices. All notices to or demands on the Parent Guarantor shall be deemed effective when received, shall be in writing and shall be delivered by hand or by registered mail (or similar type mail), or by facsimile transmission promptly confirmed by registered mail (or similar type mail), addressed to the Parent Guarantor at:

Whiting Petroleum Corporation

1700 Broadway, Suite 2300

Denver, Colorado 80290

(303) 837-1661

Attention: Corporate Secretary

or to such other address or fax number as the Parent Guarantor shall have notified the Trustee and the Canadian Trustee in a written notice delivered to the Trustee and the Canadian Trustee at the address or facsimile number specified in the Indenture.

9.	Continuing Guarantee. This Guarantee shall remain in full force and effect and shall be binding on the Parent Guarantor, its successors and assigns until all of the Obligations have been satisfied in full.

10.	Representations and Warranties. The Parent Guarantor represents and warrants that: (i) this Guarantee has been duly executed and delivered by the Parent Guarantor and constitutes a valid and legally binding obligation of the Parent Guarantor enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity, (ii) no consent or approval of any Person, entity or governmental or regulatory authority, or of any securities exchange or self-regulatory organization, was or is necessary in connection with this Guarantee (other than any consents and approvals that have been obtained and are in effect) and (iii) the execution and delivery of this Guarantee by the Parent Guarantor and the performance by the Parent Guarantor of its obligations hereunder do not violate or conflict with any law applicable to it, any provision of its constitutive documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual provision binding on or affecting it or any of its assets, in any manner that could reasonably be expected to impair its ability to perform its obligations hereunder.

11.	Governing Law. This Guarantee shall be governed by and construed in accordance with the laws of the State of New York.

B-2

Prospectus

Whiting Petroleum Corporation

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Stock Purchase Contracts

Stock Purchase Units

Guarantees

We may offer and sell from time to time our securities in one or more classes or series and in amounts, at prices and on terms that we will determine at the times of the offerings. We may offer guarantees, including, without limitation, guarantees of debt securities issued by our subsidiaries. Our subsidiaries may also guarantee debt securities, including, without limitation, debt securities issued by us or other subsidiaries. In addition, selling stockholders to be named in a prospectus supplement may offer and sell from time to time shares of our common stock in such amounts as set forth in a prospectus supplement. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from the sale of shares of our common stock by any selling stockholders.

Each time securities are sold using this prospectus, we will provide a supplement to this prospectus and possibly other offering material containing specific information about the offering and the terms of the securities being sold, including the offering price. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and the prospectus supplement relating to the specific issue of securities carefully before you invest.

We may offer the securities independently or together in any combination for sale directly to investors or through underwriters, dealers or agents to be designated at a future date. The supplements to this prospectus will provide the specific terms of the plan of distribution.

Our common stock is listed on the New York Stock Exchange under the symbol “WLL.”

Investment in our securities involves risks. See “Risk Factors” in our Annual Report on Form 10-K and in any applicable prospectus supplement and/or other offering material for a discussion of certain factors which should be considered in an investment of the securities which may be offered hereby.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 11, 2014

ABOUT THIS PROSPECTUS

Unless the context otherwise requires, in this prospectus, “we,” “us,” “our” or “ours” refer to Whiting Petroleum Corporation and its consolidated subsidiaries.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell the securities or combinations of the securities described in this prospectus, and one or more of our stockholders may sell our common stock, in one or more offerings. This prospectus provides you with a general description of those securities. Each time we offer securities, we will provide a prospectus supplement and/or other offering material that will contain specific information about the terms of that offering. The prospectus supplement and/or other offering material may also add, update or change information contained in this prospectus. You should read this prospectus, any prospectus supplement and any other offering material together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement and/or other offering material. “Incorporated by reference” means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making offers to sell or solicitations to buy the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information in this prospectus, any prospectus supplement or any other offering material, or the information we previously filed with the SEC that we incorporate by reference in this prospectus, any prospectus supplement and/or any other offering material, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and/or any other offering material, and the information incorporated by reference in this prospectus, any prospectus supplement and/or any other offering material, contain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning possible or assumed future risks and may be preceded by or include forward-looking words such as “expects,” “intends,” “plans,” “estimates,” “anticipates,” “believes,” “should,” “projects” or the negative thereof or variations thereon or similar terminology. All statements other than statements of historical facts included in this prospectus, any prospectus supplement and/or other offering material, including, without limitation, statements regarding our future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements. We caution that these statements and any other forward-looking statements in this prospectus, any prospectus supplement and/or any other offering material, and the information incorporated by reference in this prospectus, any prospectus supplement and/or other offering material, only reflect our expectations and are not guarantees of performance. These statements involve risks, uncertainties and assumptions, including, among others, those we identify under “Risk Factors” in our most recent Annual Report on Form 10-K and other documents that we file from time to time with the SEC that are incorporated by reference into this prospectus. Numerous important factors described in this prospectus, any prospectus supplement and/or other offering material, and the information incorporated by reference in this prospectus, any prospectus supplement and/or other offering material, could affect these statements and could cause actual results to differ materially from our expectations. We assume no obligation, and disclaim any duty, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

WHITING PETROLEUM CORPORATION

We are an independent oil and gas company engaged in exploration, development, acquisition and production activities primarily in the Rocky Mountains and Permian Basin regions of the United States. Since our inception in 1980, we have built a strong asset base and achieved steady growth through property acquisitions, development and exploration activities.

Our principal executive offices are located at 1700 Broadway, Suite 2300, Denver, Colorado 80290-2300, and our telephone number is (303) 837-1661.

SELLING STOCKHOLDERS

We may register shares of common stock covered by this prospectus for re-offers and resales by any selling stockholders to be named in a prospectus supplement. Because we are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act of 1933, we may add secondary sales of shares of our common stock by any selling stockholders by filing a prospectus supplement with the SEC. We may register these shares to permit selling stockholders to resell their shares when they deem appropriate. A selling stockholder may resell all, a portion or none of such stockholder’s shares at any time and from time to time. Selling stockholders may also sell, transfer or otherwise dispose of some or all of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act. We do not know when or in what amounts the selling stockholders may offer shares for sale under this prospectus and any prospectus supplement. We may pay all expenses incurred with respect to the registration of the shares of common stock owned by the selling stockholders, other than underwriting fees, discounts or commissions, which will be borne by the selling stockholders. We will provide you with a prospectus supplement naming the selling stockholder, the amount of shares to be registered and sold and any other terms of the shares of common stock being sold by a selling stockholder.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement and/or other offering material.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents our ratios of consolidated earnings to fixed charges and our ratios of consolidated earnings to fixed charges and preferred stock dividends for the periods presented.

	Three Months Ended March 31, 2014	Year Ended December 31,
		2013	2012	2011	2010	2009
Ratio of earnings to fixed charges (1)(2)	5.30x	5.96x	9.36x	12.63x	9.61x	—
Ratio of earnings to fixed charges and preferred stock dividends (1)(2)	5.30x	5.92x	9.16x	12.31x	6.75x	—

(1)	For purposes of calculating the ratios above, earnings consist of income (loss) before income taxes and before income or loss from equity investees, plus fixed charges and amortization of capitalized interest and distributed income of equity investees, less capitalized interest. Fixed charges consist of interest expensed, interest capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and an estimate of interest within rental expense.

(2)	For the year ended December 31, 2009, earnings were inadequate to cover fixed charges, and the ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends therefore have not been presented for that period. The coverage deficiency necessary for the ratio of earnings to fixed charges to equal 1.00x (one-to-one coverage) was $165.3 million for the year ended December 31, 2009 and the deficiency necessary for the ratio of earnings to fixed charges and preferred stock dividends to equal 1.00x (one-to-one coverage) was $181.0 million for the year ended December 31, 2009.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities that we may issue separately, upon exercise of a debt warrant, in connection with a stock purchase contract or as part of a stock purchase unit from time to time in the form of one or more series of debt securities. The applicable prospectus supplement and/or other offering material will describe the specific terms of the debt securities offered through that prospectus supplement and/or other offering material as well as any general terms described in this section that will not apply to those debt securities.

Any debt securities issued using this prospectus (“Debt Securities”) will be our direct unsecured general obligations. The Debt Securities will be either our senior debt securities (“Senior Debt Securities”) or our subordinated debt securities (“Subordinated Debt Securities”). The Subordinated Debt Securities will be issued under the Subordinated Indenture, dated as of April 19, 2005, among us, certain of our subsidiaries and The Bank of New York Mellon Trust Company, N.A., as trustee (“Subordinated Indenture”). The Senior Debt Securities will be issued under a “Senior Indenture” among us, certain of our subsidiaries, if such subsidiaries are guarantors of the Senior Debt Securities, and a U.S. banking institution named as trustee in a prospectus supplement and/or other offering material. Together, the Senior Indenture and the Subordinated Indenture are called “Indentures.”

We are a holding company, and we primarily conduct our operations through subsidiaries. Unless the Debt Securities are guaranteed by our subsidiaries as described below, the rights of our company and our creditors, including holders of the Debt Securities, to participate in the assets of any subsidiary upon the latter’s liquidation or reorganization, will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may ourself be a creditor with recognized claims against such subsidiary.

We have summarized selected provisions of the Indentures below. The summary is not complete. Each Indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part, and you should read the Indentures for provisions that may be important to you. In the summary below we have included references to article or section numbers of the applicable Indenture so that you can easily locate these provisions. Whenever we refer in this prospectus, any prospectus supplement and/or other offering material to particular articles or sections or defined terms of the Indentures, those article or sections or defined terms are incorporated by reference herein or therein, as applicable. Capitalized terms used in the summary have the meanings specified in the Indentures.

General

The Indentures provide that Debt Securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the Debt Securities of any series (Section 301). We will determine the terms and conditions of the Debt Securities, including the maturity, principal and interest, but those terms must be consistent with the Indenture. We have the right to “reopen” a previous issue of a series of debt by issuing additional Debt Securities of such series.

The Senior Debt Securities will rank equally with all of our other senior unsecured and unsubordinated debt (“Senior Debt”). The Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all of our Senior Debt (as defined) as described under “— Subordination of Subordinated Debt Securities” and in the prospectus supplement and/or other offering material applicable to any Subordinated Debt Securities.

If specified in the prospectus supplement and/or other offering material, certain of our domestic subsidiaries (the “Subsidiary Guarantors”) will fully and unconditionally guarantee (the “Subsidiary Guarantees”) on a joint and several basis the Debt Securities as described under “— Subsidiary Guarantees” and in the prospectus supplement and/or other offering material. The Subsidiary Guarantees will be unsecured obligations of each Subsidiary Guarantor. Subsidiary Guarantees of Subordinated Debt Securities will be subordinated to the Senior Debt of the Subsidiary Guarantors on the same basis as the Subordinated Debt Securities are subordinated to our Senior Debt (Article Fourteen of the Subordinated Indenture).

The applicable prospectus supplement and/or other offering material will set forth the price or prices at which the Debt Securities to be offered will be issued and will describe the following terms of such Debt Securities:

(1)	the title of the Debt Securities;

(2)	whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities and, if Subordinated Debt Securities, the related subordination terms;

(3)	whether any of the Subsidiary Guarantors will provide Subsidiary Guarantees of the Debt Securities;

(4)	any limit on the aggregate principal amount of the Debt Securities;

(5)	the dates on which the principal of the Debt Securities will be payable;

(6)	the interest rate that the Debt Securities will bear and the interest payment dates for the Debt Securities;

(7)	the places where payments on the Debt Securities will be payable;

(8)	any terms upon which the Debt Securities may be redeemed, in whole or in part, at our option;

(9)	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the Debt Securities;

(10)	the portion of the principal amount, if less than all, of the Debt Securities that will be payable upon declaration of acceleration of the Maturity of the Debt Securities;

(11)	whether the Debt Securities are defeasible;

(12)	any addition to or change in the Events of Default;

(13)	whether the Debt Securities are convertible into our common stock and, if so, the terms and conditions upon which conversion will be effected, including the initial conversion price or conversion rate and any adjustments thereto and the conversion period;

(14)	if convertible into our common stock or any of our other securities, the terms on which such Debt Securities are convertible;

(15)	any addition to or change in the covenants in the Indenture applicable to the Debt Securities; and

(16)	any other terms of the Debt Securities not inconsistent with the provisions of the Indenture (Section 301).

The Indentures do not limit the amount of Debt Securities that may be issued. Each Indenture allows Debt Securities to be issued up to the principal amount that may be authorized by our company and may be in any currency or currency unit designated by us.

Debt Securities, including Original Issue Discount Securities, may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to Debt Securities sold at an original issue discount may be described in the applicable prospectus supplement and/or other offering material. In addition, special United States federal income tax or other considerations applicable to any Debt Securities that are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement and/or other offering material.

Senior Debt Securities

The Senior Debt Securities will be unsecured senior obligations and will rank equally with all other senior unsecured and unsubordinated debt. The Senior Debt Securities will, however, be subordinated in right of payment to all our secured indebtedness to the extent of the value of the assets securing such indebtedness. Except as provided in the applicable Senior Indenture or specified in any authorizing resolution or supplemental indenture relating to a series of Senior Debt Securities to be issued, no Senior Indenture will limit the amount of additional indebtedness that may rank equally with the Senior Debt Securities or the amount of indebtedness, secured or otherwise, that may be incurred or preferred stock that may be issued by any of our subsidiaries.

Subordination of Subordinated Debt Securities

The indebtedness evidenced by the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture with respect to each series of Subordinated Debt Securities, be subordinate in right of payment to the prior payment in full of all of our Senior Debt, including the Senior Debt Securities, and it may also be senior in right of payment to all of our Subordinated Debt (Article Twelve of the Subordinated Indenture). The prospectus supplement and/or other offering material relating to any Subordinated Debt Securities will summarize the subordination provisions of the Subordinated Indenture applicable to that series including:

•	the applicability and effect of such provisions upon any payment or distribution respecting that series following any liquidation, dissolution or other winding-up, or any assignment for the benefit of creditors or other marshaling of assets or any bankruptcy, insolvency or similar proceedings;

•	the applicability and effect of such provisions in the event of specified defaults with respect to any Senior Debt, including the circumstances under which and the periods in which we will be prohibited from making payments on the Subordinated Debt Securities; and

•	the definition of Senior Debt applicable to the Subordinated Debt Securities of that series and, if the series is issued on a senior subordinated basis, the definition of Subordinated Debt applicable to that series.

The prospectus supplement and/or other offering material will also describe as of a recent date the approximate amount of Senior Debt to which the Subordinated Debt Securities of that series will be subordinated.

The failure to make any payment on any of the Subordinated Debt Securities by reason of the subordination provisions of the Subordinated Indenture described in the prospectus supplement and/or other offering material will not be construed as preventing the occurrence of an Event of Default with respect to the Subordinated Debt Securities arising from any such failure to make payment.

The subordination provisions described above will not be applicable to payments in respect of the Subordinated Debt Securities from a defeasance trust established in connection with any legal defeasance or covenant defeasance of the Subordinated Debt Securities as described under “— Legal Defeasance and Covenant Defeasance.”

Subsidiary Guarantees

If specified in the prospectus supplement and/or other offering material, the Subsidiary Guarantors will guarantee the Debt Securities of a series. Unless otherwise indicated in the prospectus supplement and/or other offering material, the following provisions will apply to the Subsidiary Guarantees of the Subsidiary Guarantors.

Subject to the limitations described below and in the prospectus supplement and/or other offering material, the Subsidiary Guarantors will, jointly and severally, fully and unconditionally guarantee the prompt payment when due, whether at Stated Maturity, by acceleration or otherwise, of all our payment obligations under the Indentures and the Debt Securities of a series, whether for principal of, premium, if any, or interest on the Debt Securities or otherwise (all such obligations guaranteed by a Subsidiary Guarantor being herein called the “Guaranteed Obligations”). The Subsidiary Guarantors will also pay all expenses (including reasonable counsel fees and expenses) incurred by the applicable Trustee in enforcing any rights under a Subsidiary Guarantee with respect to a Subsidiary Guarantor (Section 607).

In the case of Subordinated Debt Securities, a Subsidiary Guarantor’s Subsidiary Guarantee will be subordinated in right of payment to the Senior Debt of such Subsidiary Guarantor on the same basis as the Subordinated Debt Securities are subordinated to our Senior Debt. No payment will be made by any Subsidiary Guarantor under its Subsidiary Guarantee during any period in which payments by us on the Subordinated Debt Securities are suspended by the subordination provisions of the Subordinated Indenture (Article Fourteen of the Subordinated Indenture).

Each Subsidiary Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the relevant Subsidiary Guarantor without rendering such Subsidiary Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally (Section 1306).

Each Subsidiary Guarantee will be a continuing guarantee and will:

(1)	remain in full force and effect until either (a) payment in full of all the applicable Debt Securities (or such Debt Securities are otherwise satisfied and discharged in accordance with the provisions of the applicable Indenture) or (b) released as described in the following paragraph;

(2)	be binding upon each Subsidiary Guarantor; and

(3)	inure to the benefit of and be enforceable by the applicable Trustee, the Holders and their successors, transferees and assigns.

In the event that a Subsidiary Guarantor ceases to be a Subsidiary, either legal defeasance or covenant defeasance occurs with respect to the series or all or substantially all of the assets or all of the Capital Stock of such Subsidiary Guarantor is sold, including by way of sale, merger, consolidation or otherwise, such Subsidiary Guarantor will be released and discharged of its obligations under its Subsidiary Guarantee without any further action required on the part of the Trustee or any Holder, and no other person acquiring or owning the assets or Capital Stock of such Subsidiary Guarantor will be required to enter into a Subsidiary Guarantee (Section 1304). In addition, the prospectus supplement and/or other offering material may specify additional circumstances under which a Subsidiary Guarantor can be released from its Subsidiary Guarantee.

Conversion Rights

The Debt Securities may be converted into other securities of our company, if at all, according to the terms and conditions of an applicable prospectus supplement and/or other offering material. Such terms will include the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holders of such series of Debt Securities or at the option of our company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Debt Securities.

Form, Exchange and Transfer

The Debt Securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement and/or other offering material, only in denominations of $1,000 and integral multiples thereof (Section 302).

At the option of the Holder, subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, Debt Securities of each series will be exchangeable for other Debt Securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount (Section 305).

Subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by us for such purpose. No service charge will be made for any registration of transfer or exchange of Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in that connection. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Security Registrar and any other transfer agent initially designated by us for any Debt Securities will be named in the applicable prospectus supplement and/or other offering material (Section 305). We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series (Section 1002).

If the Debt Securities of any series (or of any series and specified tenor) are to be redeemed in part, we will not be required to (1) issue, register the transfer of or exchange any Debt Security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security that may be selected for redemption and ending at the close of business on the day of such mailing or (2) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part (Section 305).

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement and/or other offering material, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or one or more Predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such interest (Section 307).

Unless otherwise indicated in the applicable prospectus supplement and/or other offering material, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as we may designate for such purpose from time to time, except that at our option payment of any interest on Debt Securities in certificated form may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable prospectus supplement and/or other offering material, the corporate trust office of the Trustee under the Senior Indenture in The City of New York will be designated as sole Paying Agent for payments with respect to Senior Debt Securities of each series, and the corporate trust office of the Trustee under the Subordinated Indenture in The City of New York will be designated as the sole Paying Agent for payment with respect to Subordinated Debt Securities of each series. Any other Paying Agents initially designated by us for the Debt Securities of a particular series will be named in the applicable prospectus supplement and/or other offering material. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that we will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series (Section 1002).

All money paid by us to a Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the Holder of such Debt Security thereafter may look only to us for payment (Section 1003).

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into, or transfer, lease or otherwise dispose of all or substantially all of our assets to, any Person (a “successor Person”), and may not permit any Person to consolidate with or merge into us, unless:

(1)	the successor Person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes our obligations on the Debt Securities and under the Indentures;

(2)	immediately before and after giving pro forma effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing; and

(3)	several other conditions, including any additional conditions with respect to any particular Debt Securities specified in the applicable prospectus supplement and/or other offering material, are met (Section 801).

Events of Default

Unless otherwise specified in the prospectus supplement and/or other offering material, each of the following will constitute an Event of Default under the applicable Indenture with respect to Debt Securities of any series:

(1)	failure to pay principal of or any premium on any Debt Security of that series when due, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

(2)	failure to pay any interest on any Debt Securities of that series when due, continued for 30 days, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

(3)	failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series, whether or not, in the case of Subordinated Debt Securities, such deposit is prohibited by the subordination provisions of the Subordinated Indenture;

(4)	failure to perform or comply with the provisions described under “— Consolidation, Merger and Sale of Assets”;

(5)	failure to perform any of our other covenants in such Indenture (other than a covenant included in such Indenture solely for the benefit of a series other than that series), continued for 60 days after written notice has been given by the applicable Trustee, or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series, as provided in such Indenture;

(6)	Indebtedness of ourself, any Significant Subsidiary or, if a Subsidiary Guarantor has guaranteed the series, such Subsidiary Guarantor, is not paid within any applicable grace period after final maturity or is accelerated by its holders because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $20.0 million;

(7)	any judgment or decree for the payment of money in excess of $20.0 million is entered against us, any Significant Subsidiary or, if a Subsidiary Guarantor has guaranteed the series, such Subsidiary Guarantor, remains outstanding for a period of 60 consecutive days following entry of such judgment and is not discharged, waived or stayed;

(8)	certain events of bankruptcy, insolvency or reorganization affecting us, any Significant Subsidiary or, if a Subsidiary Guarantor has guaranteed the series, such Subsidiary Guarantor; and

(9)	if any Subsidiary Guarantor has guaranteed such series, the Subsidiary Guarantee of any such Subsidiary Guarantor is held by a final non-appealable order or judgment of a court of competent jurisdiction to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of the applicable Indenture) or any Subsidiary Guarantor or any Person acting on behalf of any Subsidiary Guarantor denies or disaffirms such Subsidiary Guarantor’s obligations under its Subsidiary Guarantee (other than by reason of a release of such Subsidiary Guarantor from its Subsidiary Guarantee in accordance with the terms of the applicable Indenture) (Section 501).

If an Event of Default (other than an Event of Default with respect to Whiting Petroleum Corporation described in clause (8) above) with respect to the Debt Securities of any series at the time Outstanding occurs and is continuing, either the applicable Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series by notice as provided in the Indenture may declare the principal amount of the Debt Securities of that series (or, in the case of any Debt Security that is an Original Issue Discount Debt Security, such portion of the principal amount of such Debt Security as may be specified in the terms of such Debt Security) to be due and payable immediately. If an Event of Default with respect to Whiting Petroleum Corporation described in clause (8) above with respect to the Debt Securities of any series at the time Outstanding occurs, the principal amount of all the Debt Securities of that series (or, in the case of any such Original Issue Discount Security, such specified amount) will automatically, and without any action by the applicable Trustee or any Holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the applicable Indenture (Section 502). For information as to waiver of defaults, see “— Modification and Waiver” below.

Subject to the provisions of the Indentures relating to the duties of the Trustees in case an Event of Default has occurred and is continuing, each Trustee will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the Holders, unless such Holders have offered to such Trustee reasonable indemnity (Section 603). Subject to such provisions for the indemnification of the Trustees, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series (Section 512).

No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the applicable Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

(1)	such Holder has previously given to the Trustee under the applicable Indenture written notice of a continuing Event of Default with respect to the Debt Securities of that series;

(2)	the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series have made written request, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee; and

(3)	the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer (Section 507).

However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security or, if applicable, to convert such Debt Security (Section 508).

We will be required to furnish to each Trustee annually a statement by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the applicable Indenture and, if so, specifying all such known defaults (Section 1004).

Modification and Waiver

Modifications and amendments of an Indenture may be made by us, the Subsidiary Guarantors, if applicable, and the applicable Trustee with the consent of the Holders of a majority in principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby:

(1)	change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security;

(2)	reduce the principal amount of, or any premium or interest on, any Debt Security;

(3)	reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the Maturity thereof;

(4)	change the place or currency of payment of principal of, or any premium or interest on, any Debt Security;

(5)	impair the right to institute suit for the enforcement of any payment due on or any conversion right with respect to any Debt Security;

(6)	modify the subordination provisions in the case of Subordinated Debt Securities, or modify any conversion provisions, in either case in a manner adverse to the Holders of the Subordinated Debt Securities;

(7)	except as provided in the applicable Indenture, release the Subsidiary Guarantee of a Subsidiary Guarantor;

(8)	reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture;

(9)	reduce the percentage in principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or

(10)	modify such provisions with respect to modification, amendment or waiver (Section 902).

The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive compliance by us with certain restrictive provisions of the applicable Indenture (Section 1009). The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the applicable Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Debt Security of such series (Section 513).

Each of the Indentures provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given or taken any direction, notice, consent, waiver or other action under such Indenture as of any date:

(1)	the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal that would be due and payable as of such date upon acceleration of maturity to such date;

(2)	if, as of such date, the principal amount payable at the Stated Maturity of a Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security; and

(3)	the principal amount of a Debt Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the United States-dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (1) or (2) above, of the amount described in such clause).

Certain Debt Securities, including those owned by us, any Subsidiary Guarantor or any of our other Affiliates, will not be deemed to be Outstanding (Section 101).

Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the applicable Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, only persons who are Holders of Outstanding Debt Securities of that series on the record date may take such action. To be effective, such action must be taken by Holders of the requisite principal amount of such Debt Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such other period as may be specified by us (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time (Section 104).

Satisfaction and Discharge

Each Indenture will be discharged and will cease to be of further effect as to all outstanding Debt Securities of any series issued thereunder, when:

(1)	either:

(a)	all outstanding Debt Securities of that series that have been authenticated (except lost, stolen or destroyed Debt Securities that have been replaced or paid and Debt Securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the Trustee for cancellation; or

(b)	all outstanding Debt Securities of that series that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee and in any case we have irrevocably deposited with the Trustee as trust funds money in an amount sufficient, without consideration of any reinvestment of interest, to pay the entire indebtedness of such Debt Securities not delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the Stated Maturity or redemption date;

(2)	we have paid or caused to be paid all other sums payable by us under the Indenture with respect to the Debt Securities of that series; and

(3)	we have delivered an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge of the Indenture with respect to the Debt Securities of that series have been satisfied (Article Four).

Legal Defeasance and Covenant Defeasance

If and to the extent indicated in the applicable prospectus supplement and/or other offering material, we may elect, at our option at any time, to have the provisions of Section 1502, relating to defeasance and discharge of indebtedness, which we call “legal defeasance” or Section 1503, relating to defeasance of certain restrictive covenants applied to the Debt Securities of any series, or to any specified part of a series, which we call “covenant defeasance” (Section 1501).

Legal Defeasance. The Indentures provide that, upon our exercise of our option (if any) to have Section 1502 applied to any Debt Securities, we and, if applicable, each Subsidiary Guarantor will be discharged from all our obligations, and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, with respect to such Debt Securities (except for certain obligations to convert, exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of such Debt Securities of money or United States Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such defeasance or discharge may occur only if, among other things:

(1)	we have delivered to the applicable Trustee an Opinion of Counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and legal defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and legal defeasance were not to occur;

(2)	no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing at the time of such deposit or, with respect to any Event of Default described in clause (8) under “— Events of Default,” at any time until 121 days after such deposit;

(3)	such deposit and legal defeasance will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which we are a party or by which we are bound;

(4)	in the case of Subordinated Debt Securities, at the time of such deposit, no default in the payment of all or a portion of principal of (or premium, if any) or interest on any of our Senior Debt shall have occurred and be continuing, no event of default shall have resulted in the acceleration of any of our Senior Debt and no other event of default with respect to any of our Senior Debt shall have occurred and be continuing permitting after notice or the lapse of time, or both, the acceleration thereof; and

(5)	we have delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940 (Sections 1502 and 1504).

Covenant Defeasance. The Indentures provide that, upon our exercise of our option (if any) to have Section 1503 applied to any Debt Securities, we may omit to comply with certain restrictive covenants (but not to conversion, if applicable), including those that may be described in the applicable prospectus supplement and/or other offering material, the occurrence of certain Events of Default, which are described above in clause (5) (with respect to such restrictive covenants) and clauses (6), (7) and (9) under “Events of Default” and any that may be described in the applicable prospectus supplement and/or other offering material, will not be deemed to either be or result in an Event of Default and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, in each case with respect to such Debt Securities. In order to exercise such option, we must deposit, in trust for the benefit of the Holders of such Debt Securities, money or United States Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such covenant defeasance may occur only if we have delivered to the applicable Trustee an Opinion of Counsel that in effect says that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance were not to occur, and the requirements set forth in clauses (2), (3), (4) and (5) above are satisfied. If we exercise this option with respect to any Debt Securities and such Debt Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and United States Government Obligations so deposited in trust would be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. In such case, we would remain liable for such payments (Sections 1503 and 1504).

If we exercise either our legal defeasance or covenant defeasance option, any Subsidiary Guarantees will terminate (Section 1304).

Notices

Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register (Sections 101 and 106).

Title

We, the Subsidiary Guarantors, the Trustees and any agent of us, the Subsidiary Guarantors or a Trustee may treat the Person in whose name a Debt Security is registered as the absolute owner of the Debt Security (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes (Section 308).

Governing Law

The Indentures and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York (Section 112).

Regarding the Trustee

We may from time to time maintain lines of credit, and have other customary banking relationships, with the trustee or its affiliates under the Senior Indenture or the trustee under the Subordinated Indenture.

The Indentures and provisions of the Trust Indenture Act of 1939, which we refer to in this prospectus as the Trust Indenture Act, that are incorporated by reference therein, contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates; provided, however, that if it acquires any conflicting interest (as defined under the Trust Indenture Act), it must eliminate such conflict or resign.

Book-Entry, Delivery and Settlement

We will issue the Debt Securities in whole or in part in the form of one or more global certificates, which we refer to as global securities. We will deposit the global securities with or on behalf of The Depository Trust Company, which we refer to as DTC, and registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in the global securities may be held through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC).

We have provided the following descriptions of the operations and procedures of DTC, Euroclear and Clearstream solely as a matter of convenience. These operations and procedures are solely within the control of

DTC, Euroclear and Clearstream and are subject to change by them from time to time. Neither we, any underwriter nor the trustee take any responsibility for these operations or procedures, and you are urged to contact DTC, Euroclear or Clearstream directly to discuss these matters.

DTC has advised us that:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934;

•	DTC holds securities that its direct participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates;

•	Direct participants include securities brokers and dealers, trust companies, clearing corporations and other organizations;

•	DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries;

•	Access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We expect that under procedures established by DTC:

•	Upon deposit of the global securities with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global securities; and

•	Ownership of the Debt Securities will be shown on, and the transfer of ownership of the Debt Securities will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

Investors in the global securities who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the global securities who are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are participants in such system. Euroclear and Clearstream may hold interests in the global securities on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as depository of Clearstream. All interests in a securities, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in the form of a certificate. For that reason, it may not be possible to transfer interests in a global security to those persons. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in a global security to pledge or transfer that interest to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of that interest, may be affected by the lack of a physical definitive security in respect of that interest.

So long as DTC or its nominee is the registered owner of a global security, DTC or that nominee will be considered the sole owner or holder of the Debt Securities represented by that global security for all purposes under the applicable Indenture and under the Debt Securities. Except as described below, owners of beneficial interests in a global security will not be entitled to have Debt Securities represented by that global security registered in their names, will not receive or be entitled to receive the Debt Securities in the form of a physical certificate and will not be considered the owners or holders of the Debt Securities under the applicable Indenture or under the Debt Securities, and may not be entitled to give the trustee directions, instructions or approvals. For that reason, each holder owning a beneficial interest in a global security must rely on DTC’s procedures and, if that holder is not a direct or indirect participant in DTC, on the procedures of the DTC participant through which that holder owns its interest, to exercise any rights of a holder of Debt Securities under the applicable Indenture or the global security.

Neither we nor the trustee will have any responsibility or liability for any aspect of DTC’s records relating to the Debt Securities or relating to payments made by DTC on account of the Debt Securities, or any responsibility to maintain, supervise or review any of DTC’s records relating to the Debt Securities.

We will make payments on the Debt Securities represented by the global securities to DTC or its nominee, as the registered owner of the Debt Securities. We expect that when DTC or its nominee receives any payment on the Debt Securities represented by a global security, DTC will credit participants’ accounts with payments in amounts proportionate to their beneficial interests in the global security as shown in DTC’s records. We also expect that payments by DTC’s participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. DTC’s participants will be responsible for those payments.

Payments on the Debt Securities represented by the global securities will be made in immediately available funds. Transfers between participants in DTC will be made in accordance with DTC’s rules and will be settled in immediately available funds.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global security in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of Debt Securities only at the direction of one or more participants to whose account DTC has credited the interests in the global securities and only in respect of such portion of the aggregate principal amount of the Debt Securities as to which such participant or participants has or have given such direction. However, if there is an event of default under the Debt Securities, DTC reserves the right to exchange the global securities for certificated Debt Securities, and to distribute such Debt Securities to its participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global securities among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Company, the trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Securities for Certificated Securities

We will issue certificated Debt Securities to each person that DTC identifies as the beneficial owner of Debt Securities represented by the global securities upon surrender by DTC of the global securities only if:

•	DTC notifies us that it is no longer willing or able to act as a depository for the global securities, and we have not appointed a successor depository within 90 days of that notice;

•	An event of default with respect to the Debt Securities has occurred and is continuing; or

•	We decide not to have the Debt Securities represented by a global security.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related Debt Securities. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee, including instructions about the registration and delivery, and the respective principal amounts, of the Debt Securities to be issued.

Same Day Settlement and Payment

We will make payments in respect of the Debt Securities represented by the global securities (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the global securities holder. We will make all payments of principal, interest and premium, if any, with respect to certificated Debt Securities by wire transfer of immediately available funds to the accounts specified by the holders of the certificated Debt Securities or, if no such account is specified, by mailing a check to each such holder’s registered address. The Debt Securities represented by the global securities are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Debt Securities will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any certificated Debt Securities will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global security from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global securities by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock summarizes general terms and provisions that apply to our capital stock. Since this is only a summary it does not contain all of the information that may be important to you. The summary is subject to and qualified in its entirety by reference to our certificate of incorporation, by-laws and rights agreement, which are filed as exhibits to the registration statement of which this prospectus is a part and incorporated by reference into this prospectus. See “Where You Can Find More Information.”

General

Our authorized capital stock consists of 300,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. We will disclose in an applicable prospectus supplement and/or offering material the number of shares of our common stock and preferred stock then outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of our common stock are entitled to receive proportionately any dividends if and when such dividends are declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of our company, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Under the terms of our certificate of incorporation, our board of directors is authorized to designate and issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

Our board of directors has designated 1,500,000 shares of our preferred stock as Series A Junior Participating Preferred Stock in connection with the adoption of our stockholder rights plan, as described below. Each holder of Series A preferred shares will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share, but will be entitled to an aggregate dividend of 100 times the dividend declared per share of our common stock. In the event of liquidation, the holders of the Series A preferred shares will be entitled to a minimum preferential liquidation payment of $100 per share, but will be entitled to an aggregate payment of 100 times the payment made per share of our common stock. Each Series A preferred share will have 100 votes, voting together with shares of our common stock. In the event of any merger, consolidation or other transaction in which shares of our common stock are exchanged, each Series A preferred share will be entitled to receive 100 times the amount received per share of our common stock. As of the date of this prospectus, no shares of our Series A Junior Participating Preferred Stock were outstanding.

If we offer preferred stock in the future, we will file the terms of the preferred stock with the SEC and the prospectus supplement and/or other offering material relating to that offering will include a description of the specific terms of the offering, including the following specific terms:

•	the series, the number of shares offered and the liquidation value of the preferred stock;

•	the price at which the preferred stock will be issued;

•	the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

•	the liquidation preference of the preferred stock;

•	the voting rights of the preferred stock;

•	whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

•	whether the preferred stock is convertible or exchangeable for any other securities, and the terms of any such conversion; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; and

•	delaying or preventing a change in control of our company.

Preferred Share Purchase Rights

We have entered into a rights agreement pursuant to which each outstanding share of our common stock has attached to it one-half of a right to purchase from us one one-hundredth of a share of our Series A Junior Participating Preferred Stock. Each share of our common stock that we issue prior to the expiration of the rights agreement will likewise have attached one-half of a right. Unless the context requires otherwise, all references in this prospectus to our common stock include the accompanying rights.

Currently, the rights are not exercisable and trade with our common stock. If the rights become exercisable, then each full right, unless held by a person or group that beneficially owns more than 15% of our outstanding common stock, will initially entitle the holder to purchase one one-hundredth of a Series A preferred share at a purchase price of $180 per one one-hundredth of a Series A preferred share, subject to adjustment. The rights will become exercisable only if a person or group has acquired, or announced an intention to acquire, 15% or more of our outstanding common stock. Under some circumstances, including the existence of a 15% acquiring party, each holder of a right, other than the acquiring party, will be entitled to purchase at the right’s then-current exercise price, shares of our common stock having a market value of two times the exercise price. If another corporation acquires our company after a party acquires 15% or more of our common stock, then each holder of a right will be entitled to receive the acquiring corporation’s common shares having a market value of two times the exercise price. The rights may be redeemed at a price of $.001 until a party acquires 15% or more of our common stock and, after that time, may be exchanged until a party acquires 50% or more of our common stock at a ratio of one share of common stock, or one one-hundredth of a Series A preferred share, per right, subject to adjustment. Series A preferred shares purchased upon the exercise of rights will not be redeemable. The rights expire on February 23, 2016, subject to extension. Under the rights agreement, our board of directors may reduce the thresholds applicable to the rights from 15% to not less than 10%. The rights do not have voting or dividend rights and, until they become exercisable, have no dilutive effect on our earnings.

The rights have certain anti-takeover effects, in that they could have the effect of delaying, deferring or preventing a change of control of our company by causing substantial dilution to a person or group that attempts to acquire a significant interest in our company on terms not approved by our board of directors.

Delaware Anti-Takeover Law and Charter and By-law Provisions

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination or the transaction by which the person became an interested stockholder is approved by the corporation’s board of directors and/or stockholders in a prescribed manner or the person owns at least 85% of the corporation’s outstanding voting stock after giving effect to the transaction in which the person became an interested stockholder. The term “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock. A Delaware corporation may “opt out” from the application of Section 203 through a provision in its certificate of incorporation or by-laws. We have not “opted out” from the application of Section 203.

Under our certificate of incorporation and by-laws, our board of directors is divided into three classes, with staggered terms of three years each. Each year the term of one class expires. Any vacancies on the board of directors may be filled only by a majority vote of the remaining directors. Our certificate of incorporation and by-laws also provide that any director may be removed from office, but only for cause and only by the affirmative vote of the holders of at least 70% of the voting power of our then outstanding capital stock entitled to vote generally in the election of directors.

Our certificate of incorporation prohibits stockholders from taking action by written consent without a meeting and provides that meetings of stockholders may be called only by our chairman of the board, our president or a majority of our board of directors. Our by-laws further provide that nominations for the election of directors and advance notice of other action to be taken at meetings of stockholders must be given in the manner provided in our by-laws, which contain detailed notice requirements relating to nominations and other action.

The foregoing provisions of our certificate of incorporation and by-laws and the provisions of Section 203 of the Delaware General Corporation Law could have the effect of delaying, deferring or preventing a change of control of our company.

Liability and Indemnification of Officers and Directors

Our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of a director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derives an improper personal benefit. Moreover, the provisions do not apply to claims against a director for violations of certain laws, including federal securities laws. If the Delaware General Corporation Law is amended to authorize the further elimination or limitation of directors’ liability, then the liability of our directors will automatically be limited to the fullest extent provided by law. Our certificate of incorporation and by-laws also contain provisions to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. In addition, we have entered into indemnification agreements with our directors and executive officers. The indemnification agreements do not increase the extent or scope of indemnification provided to our directors and executive officers under our certificate of incorporation and by-laws, but set forth indemnification and expense advancement rights and establish processes and procedures determining entitlement to obtaining indemnification and advancement of expenses. These provisions and agreements may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from our directors and officers. We believe that these contractual agreements and the provisions in our certificate of incorporation and by-laws are necessary to attract and retain qualified persons as directors and officers.

DESCRIPTION OF DEPOSITARY SHARES

We may, at our option, elect to offer fractional interests in shares of preferred stock rather than a full share of preferred stock. In that event, depositary receipts will be issued for depositary shares, each of which will represent a fraction of a share of a particular class or series of preferred stock, as described in the applicable prospectus supplement and/or other offering material.

Any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and the depositary. The prospectus supplement and/or other offering material relating to a series of depositary shares will set forth the name and address of the depositary for the depositary shares and summarize the material provisions of the deposit agreement. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share, to all the rights and preferences of the preferred stock represented by such depositary share, including dividend and liquidation rights and any right to convert or exchange the preferred stock into other securities.

We will describe the particular terms of any depositary shares we offer in the applicable prospectus supplement and/or other offering material. You should review the documents pursuant to which the depositary shares will be issued, which will be described in more detail in the applicable prospectus supplement and/or other offering material.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of Debt Securities, preferred stock, common stock or other securities. Warrants may be issued independently or together with Debt Securities, preferred stock or common stock offered by any prospectus supplement and/or other offering material and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as will be set forth in the prospectus supplement and/or other offering material relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

Reference is made to the prospectus supplement and/or other offering material relating to the particular issue of warrants offered pursuant to such prospectus supplement and/or other offering material for the terms of and information relating to such warrants, including, where applicable:

•	the designation, aggregate principal amount, currencies, denominations and terms of the series of Debt Securities purchasable upon exercise of warrants to purchase Debt Securities and the price at which such Debt Securities may be purchased upon such exercise;

•	the number of shares of common stock purchasable upon the exercise of warrants to purchase common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

•	the number of shares and series of preferred stock purchasable upon the exercise of warrants to purchase preferred stock and the price at which such number of shares of such series of preferred stock may be purchased upon such exercise;

•	the designation and number of units of other securities purchasable upon the exercise of warrants to purchase other securities and the price at which such number of units of such other securities may be purchased upon such exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	United States federal income tax consequences applicable to such warrants;

•	the amount of warrants outstanding as of the most recent practicable date; and

•	any other terms of such warrants.

Warrants will be issued in registered form only. The exercise price for warrants will be subject to adjustment in accordance with the applicable prospectus supplement and/or other offering material.

Each warrant will entitle the holder thereof to purchase such principal amount of Debt Securities or such number of shares of preferred stock, common stock or other securities at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement and/or other offering material relating to the warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement and/or other offering material. After the close of business on the expiration date, or such later date to which such expiration date may be extended by us, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised shall be specified in the prospectus supplement and/or other offering material relating to such warrants.

Prior to the exercise of any warrants to purchase Debt Securities, preferred stock, common stock or other securities, holders of such warrants will not have any of the rights of holders of Debt Securities, preferred stock, common stock or other securities, as the case may be, purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the Debt Securities purchasable upon such exercise or to enforce covenants in the applicable Indenture, or to receive payments of dividends, if any, on the preferred stock, or common stock purchasable upon such exercise, or to exercise any applicable right to vote.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as “stock purchase contracts.” The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and Debt Securities, preferred securities, warrants, other securities or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the securities under the stock purchase contracts, which we refer to herein as “stock purchase units.” The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or refunded on some basis.

The stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units, will be filed with the SEC in connection with the offering of stock purchase contracts or stock purchase units. The prospectus supplement and/or other offering material relating to a particular issue of stock purchase contracts or stock purchase units will describe the terms of those stock purchase contracts or stock purchase units, including the following:

•	if applicable, a discussion of material United States federal income tax considerations; and

•	any other information we think is important about the stock purchase contracts or the stock purchase units.

DESCRIPTION OF GUARANTEES

We may offer guarantees issued by us, including, without limitation, guarantees of debt securities issued by our subsidiaries. Our subsidiaries may also offer guarantees issued by them, including, without limitation, guarantees of debt securities issued by other subsidiaries. We will describe the particular terms of any guarantee we or our subsidiaries offer in the applicable prospectus supplement and/or other offering material, which may add, update or change the information on guarantees set forth in the “Description of Debt Securities”. You should review the documents pursuant to which the guarantee will be issued, which will be described in more detail in the applicable prospectus supplement and/or other offering material.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also filed a registration statement on Form S-3, including exhibits, under the Securities Act of 1933 with respect to the securities offered by this prospectus. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can also find our public filings with the SEC on the internet at a web site maintained by the SEC located at http://www.sec.gov.

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•	information we file with the SEC will automatically update and supersede information contained in this prospectus.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the end of the offering of the securities pursuant to this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2013;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014;

•	our Current Reports on Form 8-K, dated January 8, 2014, February 20, 2014, April 2, 2014, April 29, 2014, May 6, 2014 and June 11, 2014;

•	the description of our common stock contained in our Registration Statement on Form 8-A, dated November 14, 2003, and any amendment or report updating that description; and

•	the description of our preferred share purchase rights contained in our Registration Statement on Form 8-A, dated February 24, 2006 and any amendment or report updating that description.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this prospectus.

You may request a copy of any of these filings, at no cost, by request directed to us at the following address or telephone number:

Whiting Petroleum Corporation

1700 Broadway, Suite 2300

Denver, Colorado 80290

(303) 837-1661

Attention: Corporate Secretary

You can also find these filings on our website at www.whiting.com. However, we are not incorporating the information on our website other than these filings into this prospectus.

PLAN OF DISTRIBUTION

We may sell our securities, and any selling stockholder may sell shares of our common stock, in any one or more of the following ways from time to time: (i) through agents; (ii) to or through underwriters; (iii) through brokers or dealers; (iv) directly by us or any selling stockholders to investors, including through a specific bidding, auction or other process; or (v) through a combination of any of these methods of sale. The applicable prospectus supplement and/or other offering material will contain the terms of the transaction, name or names of any underwriters, dealers or agents participating in the distribution and, as applicable, the respective amounts of securities underwritten or purchased by them, the initial public offering price of the securities, and the applicable agent’s commission, dealer’s purchase price or underwriter’s discount. Any selling stockholders, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. Additionally, because selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, selling stockholders may be subject to the prospectus delivery requirements of the Securities Act.

Any initial offering price, dealer purchase price, discount or commission may be changed from time to time.

The securities may be distributed from time to time in one or more transactions, at negotiated prices, at a fixed or fixed prices (that may be subject to change), at market prices prevailing at the time of sale, at various prices determined at the time of sale or at prices related to prevailing market prices.

Offers to purchase securities may be solicited directly by us or any selling stockholder or by agents designated by us from time to time. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

If underwriters are utilized in the sale of any securities in respect of which this prospectus is being delivered, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of securities, unless otherwise indicated in the applicable prospectus supplement and/or other offering material, the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all such securities if any are purchased.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, to the extent applicable, we will sell such securities, and any selling stockholder will sell shares of our common stock to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Transactions through brokers or dealers may include block trades in which brokers or dealers will attempt to sell shares as agent but may position and resell as principal to facilitate the transaction or in crosses, in which the same broker or dealer acts as agent on both sides of the trade. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold. In addition, any selling stockholder may sell shares of our common stock in ordinary brokerage transactions or in transactions in which a broker solicits purchases.

Offers to purchase securities may be solicited directly by us or any selling stockholder and the sale thereof may be made by us or any selling stockholder directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof.

Any selling stockholders may also resell all or a portion of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act in reliance upon Rule 144 under the Securities Act provided they meet the criteria and conform to the requirements of that rule, Section 4(1) of the Securities Act or other applicable exemptions, regardless of whether the securities are covered by the registration statement of which this prospectus forms a part.

If so indicated in the applicable prospectus supplement and/or other offering material, we or any selling stockholder may authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us or any selling stockholder at the public offering price set forth in the applicable prospectus supplement and/or other offering material pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable prospectus supplement and/or other offering material. Such delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement and/or other offering material.

Agents, underwriters and dealers may be entitled under relevant agreements with us or any selling stockholder to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters and dealers may be required to make in respect thereof. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement and/or other offering material. We may pay all expenses incurred with respect to the registration of the shares of common stock owned by any selling stockholders, other than underwriting fees, discounts or commissions, which will be borne by the selling stockholders.

We or any selling stockholder may also sell shares of our common stock through various arrangements involving mandatorily or optionally exchangeable securities, and this prospectus may be delivered in connection with those sales.

We or any selling stockholder may enter into derivative, sale or forward sale transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement and/or other offering material indicates, in connection with those transactions, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement and/or other offering material, including in short sale transactions and by issuing securities not covered by this prospectus but convertible into or exchangeable for or represents beneficial interests in such securities covered by this prospectus, or the return of which is derived in whole or in part from the value of such securities. The third party may use securities received under those sale, forward sale or derivative arrangements or securities pledged by us or any selling stockholder or borrowed from us, any selling stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or any selling stockholder in settlement of those transactions to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment) and/or other offering material.

Additionally, any selling stockholder may engage in hedging transactions with broker-dealers in connection with distributions of shares or otherwise. In those transactions, broker-dealers may engage in short sales of shares in the course of hedging the positions they assume with such selling stockholder. Any selling stockholder also may sell shares short and redeliver shares to close out such short positions. Any selling stockholder may also enter into option or other transactions with broker-dealers which require the delivery of shares to the broker-dealer. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. Any selling stockholder also may loan or pledge shares, and the borrower or pledgee may sell or otherwise transfer the shares so loaned or pledged pursuant to this prospectus. Such borrower or pledgee also may transfer those shares to investors in our securities or the selling stockholder’s securities or in connection with the offering of other securities not covered by this prospectus.

Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from us or any selling stockholder. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter, broker-dealer or agent might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving shares. In effecting sales, broker-dealers engaged by us or any selling stockholder may arrange for other broker-dealers to participate in the resales.

We may from time to time offer debt securities directly to the public, with or without the involvement of agents, underwriters or dealers, and may utilize the Internet or another electronic bidding or ordering system for the pricing and allocation of such debt securities. Such a system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms at which such securities are sold.

•	through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers; or

•	through a number of direct sales or auctions performed by utilizing the Internet or a bidding or ordering system.

Such a bidding or ordering system may present to each bidder, on a real time basis, relevant information to assist you in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. Typically the clearing spread will be indicated as a number of basis points above an index treasury note. Other pricing methods may also be used. Upon completion of such an auction process securities will be allocated based on prices bid, terms of bid or other factors.

The final offering price at which debt securities would be sold and the allocation of debt securities among bidders, would be based in whole or in part on the results of the Internet bidding process or auction. Many variations of Internet auction or pricing and allocation systems are likely to be developed in the future, and we may utilize such systems in connection with the sale of debt securities. The specific rules of such an auction would be distributed to potential bidders in an applicable prospectus supplement.

If an offering is made using such bidding or ordering system you should review the auction rules, as described in the prospectus supplement, for a more detailed description of such offering procedures.

Each series of securities will be a new issue and, other than the common stock, which is listed on the New York Stock Exchange, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement and/or other offering material, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities. Any guarantees of debt securities may only be re-sold in conjunction with the sale of the underlying debt securities.

Agents, underwriters and dealers may engage in transactions with, or perform services for us or any selling stockholder and our respective subsidiaries in the ordinary course of business.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. An underwriter may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

The place and time of delivery for securities will be set forth in the accompanying prospectus supplement and/or other offering material for such securities.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Foley & Lardner LLP. The validity of the securities offered by this prospectus will be passed upon for any underwriters or agents by counsel named in the applicable prospectus supplement. The opinions of Foley & Lardner LLP and counsel for any underwriters or agents may be conditioned upon and may be subject to assumptions regarding future action required to be taken by us and any underwriters, dealers or agents in connection with the issuance of any securities. The opinions of Foley & Lardner LLP and counsel for any underwriters or agents may be subject to other conditions and assumptions, as indicated in the prospectus supplement.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from Whiting Petroleum Corporation’s Annual Report on Form 10-K, and the effectiveness of Whiting Petroleum Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Certain information with respect to our oil and natural gas reserves derived from the report of Cawley Gillespie & Associates, Inc., an independent petroleum engineering consultant, has been incorporated in this prospectus by reference from Whiting Petroleum Corporation’s Annual Report on Form 10-K for the year-ended December 31, 2013, on the authority of said firm as an expert in petroleum engineering.

Any requests for assistance or additional copies of this Consent Solicitation Statement/Prospectus Supplement may be directed to the Information Agent, at its telephone number or address set forth below. A holder may also contact such holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Consent Solicitations and Offers to Guarantee.

The Information Agent for the Consent Solicitation is:

Global Bondholder Services Corporation

65 Broadway – Suite 404

New York, New York 10006

Attn: Corporate Actions

Banks and Brokers call: (212) 430-3774

U.S. Toll-free: (866) 470-3800

The Tabulation Agent for the Consent Solicitation is:

Global Bondholder Services Corporation

By facsimile:

(For Eligible Institutions only):

(212) 430-3775/3779

Confirmation:

(212) 430-3774

By Mail:	By Overnight Courier:	By Hand:
65 Broadway – Suite 404	65 Broadway – Suite 404	65 Broadway – Suite 404
New York, New York 10006	New York, New York 10006	New York, New York 10006

Questions regarding the Consent Solicitations and Offers to Guarantee may be directed to the Solicitation Agent at its telephone number or address listed below.

The Solicitation Agent for the Consent Solicitation is:

J.P. Morgan Securities LLC

383 Madison Avenue, 3rd Floor

New York, New York 10179

Attention : Liability Management Group

Collect: (212) 270-1200

Toll-free: (800) 245-8812